UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Volt Information Sciences, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Notice of Annual Meeting of Shareholders Thursday, [June] [8], 2017 10:00 a.m. (PDT) At: Volt Information Sciences, Inc. 2401 N. Glassell Street Orange, California 92865

1133 Avenue of the Americas, 15th Floor

New York, NY 10036

Tel: 212-704-2400

February 24, 2017

“As we head into fiscal 2017 as a financially stronger and more streamlined company, I believe we will continue to build on the foundational strengths of our core staffing business to achieve our longer-term goal of sustained profitable growth.”

Dear valued shareholder,

As I reflect on our fiscal year 2016, I am proud to have concluded my first full year as Chief Executive Officer with a solid fourth quarter, highlighted by strong year-over-year growth in gross margin percentage along with careful expense management that together helped produce the most profitable quarter Volt has achieved in five years. We believe now, more than ever, that our initiatives to reposition the business for profitable growth are beginning to take hold.

We are steadfast in our continued commitment to strengthening our balance sheet, streamlining our business and improving our cost structure and margins, and achieving top line growth. In 2016, we continued to add to our book of business, winning several significant new customer engagements. This, coupled with a slower rate of revenue decline from existing customers, is helping to stabilize revenue from our core North American staffing business. As has been the case throughout Volt’s history, our commitment to our customers and high quality of service endures and we believe this commitment will translate into business growth for our shareholders.

Volt is now led by a talented, skilled senior management team, which is incentivized to create and protect shareholder value. In addition, our passionate employees have worked tirelessly and supported the changes we have instituted, big and small, throughout the organization. Our collective teamwork was instrumental in achieving important business goals this past year and, together, we remain committed to and are inspired by our purpose—to partner with our clients to provide innovative workforce and technology solutions with what we believe is an extremely strong talent pool.

On behalf of the entire executive team, we hope our progress this past year is a clear indication of our resolve to achieve both our short and long term goals. While management recognizes that we still have a lot of work ahead of us, we remain steadfastly dedicated to delivering on our commitment to you, our valued shareholder. The Board of Directors joins me in extending to you an invitation to attend our Annual Meeting of Shareholders. Your vote is very important to us so we encourage you to promptly vote your shares by submitting your proxy. We look forward to continuing our dialogue with shareholders and sincerely thank you for your investment in Volt.

Michael D. Dean

President, Chief Executive Officer and Director

1133 Avenue of the Americas, 15th Floor

New York, NY 10036

Tel: 212-704-2400

    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

    To Be Held June 8, 2017

The Annual Meeting of Shareholders of Volt Information Sciences, Inc. (the “Company”) will be held on June 8, 2017, at the offices of the Company, located at 2401 N. Glassell Street, Orange, California 92865, at 10:00 a.m. (PDT). At the meeting, shareholders will be asked to:

•	elect seven directors;

•	ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2017;

•	approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers as disclosed in these proxy materials;

•	recommend, on a non-binding, advisory basis, the frequency with which the Company should conduct future shareholder advisory votes on the compensation of the Company’s named executive officers; and

•	consider any other business, if properly raised.

You may vote at the meeting if you were a shareholder of the Company at the close of business on April 10, 2017, the record date for the meeting.

By Order of the Board of Directors.

Michael D. Dean

President, Chief Executive Officer and Director

New York, New York

February 24, 2017

Please sign and return the enclosed proxy card in the postage-paid envelope provided or, if you prefer, please follow the instructions on the enclosed proxy card for voting by telephone or via the Internet. You may access additional information at www.proxyvote.com for voting instructions as well as to view the Proxy Statement and Annual Report online.

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Volt Information Sciences, Inc.

Proxy Statement

2017 Annual Meeting of Shareholders

GENERAL INFORMATION

Why did I receive this Proxy Statement?

The Board of Directors (the “Board”) of Volt Information Sciences, Inc. (the “Company”, “we” or “us”) is soliciting proxies for the 2017 Annual Meeting of Shareholders (the “Meeting”) to be held on June 8, 2017, at the offices of the Company, located at 2401 N. Glassell Street, Orange, California 92865, at 10:00 a.m. (PDT) and at any adjournment of the Meeting. When the Company asks for your proxy, we must provide you with a proxy statement (this “Proxy Statement”) that contains certain information specified by law. This Proxy Statement summarizes the information you need in order to vote at the Meeting.

The Company’s Annual Report, Letter to Shareholders, Notice of Annual Meeting, Proxy Statement and proxy card are being mailed to shareholders beginning on or about April 17, 2017.

What will I vote on?

The following items:

•	election of seven directors;

•	ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2017;

•	approval of, on a non-binding, advisory basis, the Company’s executive compensation as disclosed in these proxy materials;

•	recommend, on a non-binding, advisory basis, the frequency with which the Company should conduct future shareholder advisory votes on the compensation of the Company’s named executive officers; and

•	any other matters that may properly be brought before the Meeting.

Will there be any other items of business on the agenda?

We do not expect any other items of business at the Meeting. Nonetheless, if there is an unforeseen need, your proxy will give discretionary authority to Michael D. Dean, President and Chief Executive Officer, and Paul Tomkins, Senior Vice President and Chief Financial Officer, to vote on any other matters that may be properly brought before the Meeting. These persons will use their best judgment in voting your proxy.

Who is entitled to vote?

Shareholders as of the close of business on the record date, which is April 10, 2017, may vote at the Meeting.

How many votes do I have?

You have one vote at the Meeting for each share of common stock you held on the record date.

What constitutes a quorum for the Meeting?

A quorum is necessary to conduct business at the Meeting. A quorum requires the presence at the Meeting of 35% of the outstanding shares entitled to vote, in person or represented by proxy. You are part of the quorum if you have voted by proxy. As of February 22, 2017, 20,917,800 shares of Company common stock were issued and outstanding.

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GENERAL INFORMATION

How do I vote?

You can vote either in person at the Meeting or by proxy without attending the Meeting. We urge you to vote by proxy even if you plan to attend the Meeting so we will know as soon as possible that enough votes will be present for us to hold the Meeting. If you attend the Meeting in person, you may vote at the Meeting and your earlier proxy will not be counted.

May I vote by telephone or via the Internet?

Yes. Instead of submitting your vote by mail using the enclosed proxy card, you may be able to vote on the Internet or by telephone. Please note that there are separate Internet and telephone voting arrangements depending on whether you hold your shares:

•	as the registered shareholder, also known as the “shareholder” or “holder” of record (that is, if you own shares directly in your own name and they are either kept at our transfer agent or are in your possession); or

•	as the “beneficial owner”, also known as holding the shares in “street name” (that is, if your shares are held for you by your bank, broker or other holder of record).

If you are a registered shareholder, you may vote by telephone or via the Internet by following the instructions on your proxy card.

If you are a beneficial owner, please refer to the information forwarded by your bank, broker or other holder of record to see which options are available to you. Most brokers and banks offer voting by telephone and via the Internet as well as by mail.

If you vote via the Internet, you may incur costs, such as usage charges from Internet access providers and telephone companies. You will be responsible for those costs.

What should I do if I want to attend the Meeting?

All shareholders of the Company may attend the Meeting. Please bring your admission ticket or proof of ownership of the Company’s stock to enter the Meeting. When you arrive at the Meeting, you may be asked to present photo identification, such as a driver’s license, to be admitted.

•	If you are a registered shareholder, you will find an admission ticket attached as part of the proxy card sent to you. If you plan to attend the Meeting, please bring this portion of the proxy card with you to the Meeting. If you opted to receive your proxy materials electronically, please print out the admission ticket you will find online and bring it with you.

•	If your shares are held in the name of your bank, broker or other holder of record, please bring proof of ownership to be admitted to the Meeting. A recent brokerage statement or letter from your bank or broker is an example of proof of ownership.

For safety and security reasons, no cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Meeting.

How do I vote my shares in the Volt Information Sciences, Inc. Savings Plan?

If you received this Proxy Statement because you are an employee of the Company who participates in this plan and you have shares of common stock of the Company allocated to your account under this plan, you may vote your shares held in this plan as of April 10, 2017, by mail, by telephone or via the Internet. Instructions are provided on the enclosed proxy card. The tabulator must receive your instructions by

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GENERAL INFORMATION

4:00 p.m. (EDT) on June 6, 2017 in order to communicate your instructions to the plan’s trustee, who will vote your shares. Any plan shares for which we do not receive instructions from the employee will be voted by the trustee in the same proportion as the shares for which we have received instructions.

Can I revoke or change my vote?

Yes. If you are a shareholder of record, you have the right to revoke your proxy at any time before the Meeting by sending a signed notice to the Company’s Secretary, Volt Information Sciences, Inc., 1133 Avenue of the Americas, New York, New York 10036. If you want to change your vote at any time before the Meeting, you must deliver a later dated proxy by telephone, via the Internet or in writing. You may also change your proxy by voting in person at the Meeting.

If you are a beneficial owner, please refer to the information forwarded by your broker, bank or other holder of record for procedures on revoking or changing your proxy.

What are the costs of soliciting these proxies and who will pay them?

The Company will pay all costs of soliciting these proxies. In addition, some of our officers and employees may solicit proxies by telephone or in person. We will reimburse banks and brokers for the expenses they incur in forwarding the proxy materials to you. D.F. King & Co, Inc. will assist us with the solicitation of proxies for an estimated fee of $8,500 plus reasonable out-of-pocket costs and expenses. Our agreement with D.F. King with respect to these matters contains customary indemnification provisions.

How many votes are required for the approval of each item?

•	Item 1—A plurality of votes cast at the Meeting in person or by proxy is required for the election of each nominee to serve as a director.

•	Item 2—The affirmative vote of a majority of votes cast at the Meeting in person or by proxy is required to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2017.

•	Item 3—The affirmative vote of a majority of votes cast at the Meeting in person or by proxy is required to approve, on a non-binding, advisory basis, the Company’s executive compensation as disclosed in these proxy materials. This vote is advisory and not binding on the Company, the Board or the Human Resources and Compensation Committee of the Board (the “Compensation Committee”) in any way. To the extent there is any significant vote against the executive compensation as disclosed in this Proxy Statement, the Board and the Compensation Committee will evaluate what actions, if any, may be appropriate to address shareholder concerns.

•	Item 4—The affirmative vote of a majority of votes cast at the Meeting in person or by proxy is required to recommend, on a non-binding, advisory basis, the frequency with which the Company should conduct future shareholder advisory votes on the compensation of the Company’s named executive officers. This vote is advisory and not binding on the Company, the Board or the Compensation Committee in any way. However, we will take into account the outcome of this year’s vote when determining how frequently the Company will conduct future advisory votes on executive compensation and will disclose our frequency decision as required by the Securities and Exchange Commission (the “SEC”).

Are abstentions and broker non-votes part of the quorum?

Yes. Abstentions and broker non-votes count as “shares present” at the Meeting for purposes of determining a quorum.

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GENERAL INFORMATION

What are broker non-votes?

If your shares are held by a broker, the broker may require your instructions in order to vote your shares. If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions, one of two things can happen depending on the type of proposal. If the proposal is considered “routine”, the broker may vote your shares in its discretion. For other proposals, the broker may not vote your shares without your instructions. When that happens, it is called a “broker non-vote.”

Item 2 in this Proxy Statement (ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2017) will be considered routine and the broker may vote your shares for this Item in its discretion. The broker is not entitled to vote your shares on the other Items unless the broker has received instructions from you with respect to such Items.

Who will count the vote?

Votes at the Meeting will be counted by the inspectors of election appointed by the Board.

What if I do not vote for some or all of the matters listed on my proxy card?

If you are a registered shareholder and you return a signed proxy card without indicating your vote for some or all of the matters, your shares will be voted as follows for any matter you did not vote on:

•	for the nominees to the Board listed on the proxy card;

•	for the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2017;

•	for approval of, on a non-binding, advisory basis, the Company’s executive compensation as disclosed in these proxy materials; and

•	for holding future shareholder advisory votes on the compensation of the Company’s named executive officers on an annual basis.

How do I submit a shareholder proposal for the 2018 annual meeting?

There are two principal means for submitting shareholder proposals. If a shareholder wishes to have a proposal considered for inclusion in next year’s Proxy Statement pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, the proposal must comply with the requirements of Rule 14a-8 and be received by us at our principal executive offices by no later than 120 calendar days before the one-year anniversary of the date on which the Company is releasing this Proxy Statement to shareholders in connection with this year’s Meeting.

If a shareholder wishes to submit a proposal that is not intended to be included in our Proxy Statement, or to nominate a candidate for director, he or she must give the Company written notice no earlier than 150 days and no later than 120 days prior to the one-year anniversary of the date of the notice of this year’s Meeting and must otherwise comply with the requirements set forth in our Amended and Restated By-Laws (the “By-Laws”); provided, however, that if the 2018 annual meeting date is advanced by more than 30 days before or delayed by more than 30 days after the one-year anniversary date of this year’s Meeting and less than 130 days’ informal notice to shareholders or other prior public disclosure of the date of the 2018 annual meeting is given or made, then shareholders must provide notice to the Company within the time periods specified in the By-Laws. Copies of the By-Laws are available to shareholders free of charge on request to the Company’s Secretary, Volt Information Sciences, Inc., 1133 Avenue of the Americas, New York, New York 10036.

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GENERAL INFORMATION

Where can I find the voting results?

We will publish voting results in a Form 8-K which we will file with the SEC shortly after the vote is certified. To view this Form 8-K online, visit the Company’s Investor Relations website at http://www.volt.com/template_vis_investors.

Can shareholders and other interested parties communicate directly with our Board? If so, how?

Yes. You may communicate directly with one or more members of the Board by writing to the Company’s Secretary, Volt Information Sciences, Inc., 1133 Avenue of the Americas, New York, NY 10036. The Company’s Secretary will then forward all questions or comments directly to our Board or a specific director, as the case may be.

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GENERAL INFORMATION

ITEM 1.    ELECTION OF DIRECTORS

At this year’s Meeting, the Board proposes that the following nominees be elected until the next annual meeting of shareholders and until their respective successors have been duly elected and qualified. The Board has no reason to believe that the persons named below will be unable or unwilling to serve as nominees or as directors if elected.

Assuming a quorum is present, the seven nominees receiving the highest number of affirmative votes of shares entitled to be voted for such persons will be elected as directors of the Company until the next annual meeting of shareholders and until their respective successors are duly elected and qualified. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will ensure the election of the nominees listed below, and, in such event, the specific nominees to be voted for will be determined by the proxy holders.

The Board recommends that you vote FOR each of the following nominees:

•	Nicholas S. Cyprus

•	Michael D. Dean

•	William J. Grubbs

•	Dana Messina

•	Arnold Ursaner

•	Laurie Siegel

•	Bruce G. Goodman

Please see “Directors, Executive Officers and Corporate Governance—Directors and Executive Officers” for information showing the principal occupation or employment of the nominees for director, the principal business of the corporation or other organization in which such occupation or employment is carried on, and such nominees’ business experience during the past five years. Such information has been furnished to the Company by the director nominees.

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GENERAL INFORMATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT AND RELATED SHAREHOLDER MATTERS

The following table sets forth information, as of February 20, 2017 (except as described in the footnotes to the following table), with respect to the beneficial ownership of our common stock, our only class of voting or equity securities, by (a) each person who is known to us to own beneficially more than five percent of the outstanding shares of our common stock, (b) each of the 2016 named executive officers (the “2016 Named Executive Officers”), (c) each of our directors and director nominees, and (d) all current executive officers and directors as a group. Unless otherwise indicated, the address for each individual listed below is c/o Volt Information Sciences, Inc., 1133 Avenue of Americas, New York, New York 10036.

Name of Beneficial Owner	Shares of Common Stock(1)		Shares That May be Acquired Within 60 Days(2)	Percent of Class
Five Percent Shareholders (other than Named Executive Officers and Directors):
Deborah Shaw	2,198,739	(3)	3,000	10.20%
Linda Shaw	1,391,095	(4)	—	6.44%
Dimensional Fund Advisors, LP	1,204,193	(5)	—	5.58%
Steven A. Shaw	1,109,133	(6)	—	5.14%
Named Executive Officers, Directors and Director Nominees:
Jerome Shaw	2,492,225	(7)	8,000	11.95%
Glacier Peak Capital LLC / John C. Rudolf	2,203,439	(8)	36,675	10.69%
Bruce G. Goodman	733,612	(9)	39,675	3.69%
Michael D. Dean	110,326		160,683	1.29%
Dana Messina	54,063		36,675	*
James E. Boone	35,458		36,675	*
Laurie Siegel	25,458		36,675	*
Nicholas S. Cyprus	22,458		36,675	*
Jorge Perez	—		—	*
Ann R. Hollins	—		—	*
Nancy Avedissian	—		—	*
Paul Tomkins	3,300		18,291	*
Leonard F. Naujokas	—		—	*
All executive officers, directors and director nominees as a group (16 persons)	5,684,654		450,603	28.71%

*	Less than 1%.

(1)	Except as noted, the named beneficial owners have sole voting and investment power with respect to their beneficially owned shares.

(2)	The shares underlying all equity awards that may be exercised within 60 days are deemed to be beneficially owned by the person or persons for whom the calculation is being made and are deemed to have been exercised for the purpose of calculating this percentage, including the shares underlying options where the exercise price is above the current market price.

(3)	Includes (i) 5,749 shares held by the William and Jacqueline Shaw Family Foundation, Inc., a charitable foundation of which Deborah Shaw, Linda Shaw and a daughter of Deborah Shaw are directors, as to which shares Deborah Shaw may be deemed to have shared voting and investment power; (ii) 71,220 shares owned by Deborah Shaw as custodian under the California Uniform Transfers to Minors Act for the benefit of her children; (iii) 110,356 shares owned by Deborah Shaw, Bruce G. Goodman (a director of the Company) and Linda Shaw (Deborah Shaw’s sister) as trustees of a trust for the benefit of the children of Linda Shaw, as to which shares Deborah Shaw may be deemed to have shared voting and investment power; and (iv) 557,054 shares owned by Deborah Shaw and Bruce G. Goodman as trustees of a trust for the benefit of Linda Shaw’s children, as to which shares Deborah Shaw may be deemed to have shared voting and investment power. The inclusion of the shares in clauses (i), (ii), (iii) and (iv) is not an admission of beneficial ownership of those shares by Deborah Shaw. Does not include (a) 23,019 shares owned by Deborah Shaw’s husband; (b) 34,584 shares owned by Deborah Shaw’s husband as custodian for children of Deborah Shaw; and (c) 391,243 shares held by Deborah Shaw’s husband and his sister as trustees for the benefit of Deborah Shaw’s children.

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GENERAL INFORMATION

(4)	Includes (i) 110,356 shares held by Linda Shaw, Bruce G. Goodman (her husband and a director of the Company) and Deborah Shaw (her sister and a former director of the Company) as trustees of trusts for the benefit of the children of Linda Shaw, as to which shares Linda Shaw has shared voting and investment power; and (ii) 5,749 shares held by the William and Jacqueline Shaw Family Foundation, Inc., a charitable foundation of which Linda Shaw, Deborah Shaw and a daughter of Deborah Shaw are the directors, as to which shares Linda Shaw has shared voting and investment power. The inclusion of the shares in clauses (i) and (ii) is not an admission of beneficial ownership of those shares by Linda Shaw. Does not include (a) 62,202 shares owned by Bruce G. Goodman, individually; (b) 39,675 shares underlying a stock option held by Bruce G. Goodman that were granted to him by the Company as a director of the Company; (c) 4,000 shares held by Bruce G. Goodman as trustee of an irrevocable trust for the benefit of a child of Bruce G. Goodman; and (d) 557,054 shares held by trusts for the benefit of Linda Shaw’s children, of which trusts Deborah Shaw and Bruce G. Goodman are trustees.

(5)	Based on a Schedule 13G filed with the SEC on February 9, 2017 by Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities reported in this schedule are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(6)	Based on a Schedule 13D/A filed with the SEC on May 1, 2015. Includes 14,216 shares held by Steven Shaw as the sole trustee of trusts for the benefit of two nephews of Steven Shaw. The inclusion of such shares is not an admission of beneficial ownership of those shares by Steven Shaw.

(7)	Includes (i) 2,394 shares held by Jerome Shaw through the Company’s Employee Stock Ownership Plan, which is part of the Company’s 401(k) plan; (ii) 22,951 shares held for Jerome Shaw’s benefit under the “Savings Plan” feature of the Company’s 401(k) plan; (iii) 8,000 shares underlying stock options issued by the Company to Jerome Shaw and transferred to the Jerome and Joyce Shaw Family Trust u/d/t dated 8/6/1969; (iv) 1,401,547 shares held in The Jerome and Joyce Shaw Family Trust u/d/t dated 8/6/1969; (v) 1,052,583 shares held in The Rachel Lynn Shaw Trust u/d/t dated 11/23/2001; and (vi) 12,750 shares held by the Family Foundation by virtue of their position as directors of that corporation; and excludes 10,000 shares owned by Joyce Shaw individually. The inclusion of the shares in clauses (iv) and (v) is not an admission of beneficial ownership of those shares by Jerome Shaw.

(8)	Includes (i) 180,874 shares directly owned by Mr. Rudolf, 55,605 shares held in an IRA account that he controls, 30,000 shares held in an account that Mr. Rudolf controls for the benefit of his wife and 151,317 shares held in accounts that Mr. Rudolf controls for the benefit of other family members and (ii) 1,785,643 shares owned by the Glacier Peak U.S. Value Fund, L.P., of which Mr. Rudolf may be deemed to be the beneficial owner.

(9)	Includes (i) 4,000 shares owned by Bruce G. Goodman as trustee of a trust for the benefit of his one of his children; (ii) 110,356 shares owned by Bruce G. Goodman, Linda Shaw (his wife), and Deborah Shaw (a former director of the Company) as trustees of trusts for the benefit of the children of Linda Shaw, as to which shares Bruce G. Goodman may be deemed to have shared voting and investment power; and (iii) 557,054 shares owned by Bruce G. Goodman and Deborah Shaw as trustees of a trust for the benefit of Linda Shaw’s children, as to which shares Bruce G. Goodman may be deemed to have shared voting and investment power. The inclusion of the shares in clauses (i), (ii) and (iii) is not an admission of beneficial ownership of those shares by Bruce G. Goodman. Does not include 1,274,990 shares owned by Bruce G. Goodman’s wife individually.

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DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors and Executive Officers

The names of our current directors and executive officers and their ages, positions, biographies and outside directorships are set forth below. Also included for our directors is information regarding their specific experience, qualifications, attributes and skills that led to the conclusion that each director should serve on our Board. Our executive officers are appointed by, and serve at the discretion of, our Board. Mr. Bryan Berndt and the Company mutually agreed to terminate his employment as the Company’s Controller and Chief Accounting Officer for personal reasons, effective as of January 27, 2017. Mr. Leonard Naujokas was appointed as Interim Controller and Chief Accounting Officer effective as of the same date. This information is as of February 24, 2017.

Name	Age	Position(s)
Executive Officers and Executive Directors
Michael D. Dean	53	President, Chief Executive Officer and Director
Jerome Shaw	90	Executive Vice President
Paul Tomkins	59	Senior Vice President and Chief Financial Officer
Bryan Berndt	60	Controller and Chief Accounting Officer until his resignation on January 27, 2017
Leonard Naujokas	45	Interim Controller and Chief Accounting Officer
Kevin Hannon	48	Vice President and Treasurer
Nancy Avedissian	43	Senior Vice President, General Counsel and Corporate Secretary
Ann R. Hollins	49	Senior Vice President and Chief Human Resources Officer
Rhona Driggs	51	President—Volt Consulting Group and Senior Vice President, Volt Workforce Solutions Commercial Operations
Jorge Perez	49	President—Volt Workforce Solutions
Non-Executive Directors
Dana Messina	55	Director
Bruce G. Goodman	68	Director
John C. Rudolf (1)(2)	68	Former Director
James E. Boone(1)	69	Director
Nicholas S. Cyprus	63	Director
Laurie Siegel	61	Director
William J. Grubbs(3)	59	Interim Director
Arnold Ursaner	66	Director Nominee

(1)	Director who was not nominated for re-election.

(2)	Mr. Rudolf resigned from his position as a director effective as of February 23, 2017.

(3)	Mr. Grubbs was appointed by the Board as an Interim Director effective as of February 23, 2017.

Executive Officers and Executive Directors

Michael D. Dean

Michael D. Dean has been a director since May 2015 and our President and Chief Executive Officer since October 19, 2015. Mr. Dean previously served as Interim President and Chief Executive Officer of the Company from June 2015 until October 2015 and Chairman of the Board (the “Chairman”) from May 2015 until October 2015. From March 2013 until May 2015, Mr. Dean had a break in service. He was Chief Executive Officer of Nature’s Sunshine Products, Inc. from July 2010 until March 2013. He also served as a director on its board from May 2009 until March 2013 and as a member of its audit committee from June

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DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

2009 until March 2010. From 2003 to 2010, Mr. Dean was Chief Executive Officer of Mediaur Technologies, Inc., a privately-held satellite technology company that provides proprietary antenna system solutions for commercial and government applications. Before Mediaur, Mr. Dean was Executive Vice President of ABC Cable Networks Group, a multi-billion dollar global division of The Walt Disney Company, where he ran all of the division’s non-creative operations including Affiliate Sales and Marketing, Finance, Legal, Broadcasting Operations, IT, Human Resources, and Business Development. Earlier at Disney, he was Senior Vice President of Corporate Strategic Planning, responsible for all corporate strategy, development, and M&A in Disney’s broadcasting, cable, and film studio businesses. Before Disney, Mr. Dean was a strategy consultant with Bain & Company. He holds an MBA from the Harvard Business School. Mr. Dean brings to our Board substantial managerial, operational and strategy experience.

Jerome Shaw

Jerome Shaw co-founded the Company in 1950 with his brother, has served as Executive Vice President since 1957 (when the present company was organized), served as Secretary of the Company from 1957 until 2014 and has been employed in executive capacities by the Company and its predecessors since 1950. Mr. Shaw continues to provide leadership through his deep understanding of our industry, business, services, customers, suppliers and employees. Mr. Shaw served on the Board from April 2012 to May 2015.

Paul Tomkins

Paul Tomkins has been our Senior Vice President and Chief Financial Officer since March 2015. From August 2014 to March 2015, Mr. Tomkins had a break in service. From May 23, 2011 to July 30, 2014, Mr. Tomkins served as the Executive Vice President and Chief Financial Officer at Reader’s Digest Association, Inc., where he oversaw all aspects of finance and accounting and played an integral role in managing a number of important non-core business divestitures. Prior to his role at Reader’s Digest, Mr. Tomkins spent 27 years at AT&T, where he most recently served as the Vice President and Controller of AT&T Business Solutions and previously held a number of other financial management positions. Mr. Tomkins is a Certified Public Accountant and is a member of the American Institute of CPAs and the NJ Society of CPAs. He earned his MBA with an emphasis in International Finance from Seton Hall University.

Bryan Berndt

Bryan Berndt served as the Company’s Controller and Chief Accounting Officer from April 2015 until January 2017. From April 2012 until March 2015, Mr. Berndt was the Controller and Chief Accounting Officer of Reader’s Digest Association, Inc. From December 2011 to April 2012, Mr. Berndt had a break in service. From 2008 until December 2011, he was Treasurer and Vice President of Finance at Bowne & Co., Inc. Prior to 2008, he was Controller of Loews Cineplex Entertainment and a Senior Manager for PricewaterhouseCoopers. Mr. Berndt is a Certified Public Accountant and Chartered Global Management Accountant. He holds a Masters in Taxation from Fordham University, the Gabelli Graduate School of Business and a Bachelor of Business Administration in Public Accounting from Pace University.

Leonard Naujokas

Leonard Naujokas has served as our Interim Controller and Chief Accounting Officer since January 27, 2017 while the Company conducts a search to assess internal and external candidates for the position of Controller and Chief Accounting Officer. Prior to his appointment as Interim Controller and Chief Accounting Officer, Mr. Naujokas served since August 2012 as the Company’s Vice President and Assistant Corporate Controller. He has seventeen years of experience leading accounting functions. Before joining the Company, Mr. Naujokas served as Senior Director of SEC Reporting/Technical Accounting for Monster Worldwide, LLC from January 2011 to August 2012. From November 2003 through December 2010, Mr. Naujokas worked at Motorola, Inc., during which time it acquired Symbol Technologies, Inc. At Motorola, his responsibilities increased over the course of his tenure until he served as its Director of Accounting, Controller Enterprise Solutions Business.

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Kevin Hannon

Kevin Hannon has been our Vice President and Treasurer since March 2015. Previously, he was our Assistant Treasurer since January 2008. Prior to joining the Company, Mr. Hannon was an Assistant Treasurer and Finance Manager with Atlas Copco North America, Inc., and also gained extensive financial regulatory experience as a bank examiner with the US Treasury Department. In addition to undergraduate degrees in Business and Economics, Mr. Hannon obtained his MBA from Rutgers Business School in Strategic Management and Finance, and he also has the CTP (Certified Treasury Professional) designation.

Nancy T. Avedissian

Nancy T. Avedissian has been our Senior Vice President, General Counsel and Corporate Secretary since October, 2016. From April 2009 through immediately prior to beginning her service with the Company, Ms. Avedissian was the General Counsel of Worldwide Clinical Trials, a global provider of full-service drug development services to the pharmaceutical and biotechnology industries. She also served as the Vice President of Legal Affairs of that company beginning in 2012. Prior to April 2009, Ms. Avedissian was a corporate attorney with the law firm Milbank, Tweed, Hadley & McCloy LLP, where she worked since 1999. Ms. Avedissian has over 17 years of experience in corporate legal practice. Ms. Avedissian holds undergraduate degrees from the University of California, Irvine and earned a juris doctorate degree from Loyola Law School, Los Angeles.

Ann R. Hollins

Ann R. Hollins has been our Senior Vice President and Chief Human Resources Officer since March 2016. From January 2015 to March 2016, Ms. Hollins was President of ARH Consulting, in which capacity she provided executive human resources consulting services to chief executive officers and senior executives across a broad range of projects, including organizational design & development, talent management, executive compensation and coaching. Prior to her role with ARH Consulting, Ms. Hollins served as Chief Human Resources Officer for Weight Watchers International from March 2013 to December 2014, during which time she led Weight Watchers’ successful global organizational restructuring and cultural transformation. Prior to Weight Watchers, she served in senior executive roles at Hess Corporation from March 2006 to February 2013, including as Global Chief Diversity and Inclusion Officer, Global Chief Learning and Development Officer and Vice President, Human Resources, Marketing and Refining. Prior to Hess, she held human resources leadership roles of increasing responsibility at Tyco, D&B, PepsiCo and BP. Ms. Hollins holds an MBA in Finance and Marketing from New York University Stern School of Business and a BBA in Human Resources from University of Iowa.

Rhona Driggs

Rhona Driggs has been our President of the Volt Consulting Group and Senior Vice President of the Volt Workforce Solutions Commercial Operations since May 2016. Prior to then, she served as our Senior Vice President—North American Staffing since November 2013 and has been employed by us since 1996. Prior to her appointment as Senior Vice President—North American Staffing, she served in various roles with increased responsibilities within our Staffing Service segment including Regional Manager and Regional Vice President. Prior to joining us, Ms. Driggs held various positions of increasing responsibility at Kelly Services from 1990-1996. Ms. Driggs was an executive officer of the Company until June 8, 2016.

Jorge Perez

Jorge Perez has been the President of Volt Workforce Solutions since April 2016. Prior to joining the Company, Mr. Perez was the Executive Vice President of the Professional Diversity Network from March 2015 until April 2016. Prior to then, Mr. Perez worked with ManpowerGroup, Inc. in various capacities for over 20 years, most recently as the Senior Vice President of ManpowerGroup from August 2014 until March

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2015, and previously as the Senior Vice President of Manpower North America starting in 2008. In his role as Senior Vice President, Mr. Perez led a successful business transformation which resulted in growing revenues and expanding profitability by creating redefined sales and delivery channels, shared services, and a central sourcing model. Mr. Perez holds a Bachelor’s degree in Electrical and Mechanical Engineering from La Salle University in Mexico City, and has participated in several executive programs in Europe, Mexico, and the U.S.

Non-Executive Directors, Former Non-Executive Director and Non-Executive Director Nominee

Dana Messina

Dana Messina has served as Chairman since October 2015 and has been a director since May 2015. Mr. Messina was Chief Executive Officer and a director of Steinway Musical Instruments from August 1996 to October 2011. Mr. Messina also owns and serves as the President of Kirkland Messina LLC, a firm founded in 1994 that specializes in financial advisory services. Prior to founding Kirkland Messina, Mr. Messina was a Senior Vice President in the High Yield Bond Department at Drexel Burnham Lambert Incorporated. Mr. Messina graduated magna cum laude from Tufts University with a Bachelor’s of Science in mechanical engineering, and received an MBA from the Harvard Business School. Mr. Messina brings to our Board significant operating and financial expertise as well as substantial experience as a public company director.

Bruce G. Goodman

Bruce G. Goodman has been a director since May 2000. He has been General Counsel of Shepherd Kaplan LLC (an investment advisor registered with the SEC) since April 2008. From April 1995 to April 2008, he was a partner of the law firm of Hinckley, Allen & Snyder LLP. In addition to his perspective as a non-management director, Mr. Goodman provides to the Board experience as a business lawyer with substantial experience and insight into the investment markets obtained as general counsel to an investment advisory firm.

John C. Rudolf

John C. Rudolf served as a director from March 2015 until February 23, 2017. Mr. Rudolf currently serves as President and Senior Portfolio Manager of Glacier Peak Capital LLC, an investment advisory firm registered with the SEC he founded in July 2012. From April 1996 until July 2012, Mr. Rudolf served as a Managing Member and founder of Summit Capital Group, an independent investment advisory firm registered with the SEC managing individual accounts and several private investment funds. From 1975 until 1996, Mr. Rudolf served in various positions at Oppenheimer & Co., Inc., including partner in charge of Oppenheimer’s Pacific Northwest operations from 1988 until 1996. Mr. Rudolf has served on the board of directors of Detrex Corporation, a leading manufacturer of high performance specialty chemicals including additives for industrial petroleum products and high purity hydrochloric acid, since November 2012. Mr. Rudolf brought to our Board substantial experience and knowledge as a professional investor and the perspective of a substantial, long-term shareholder in our Company.

James E. Boone

James E. Boone has been a director since May 2015. Mr. Boone has been an independent executive management consultant and angel investor since 2013. From June 2011 to May 2012, Mr. Boone served as an advisor to the Chief Executive Officer of the Company and, from June 2011 to December 2012, as President and Chief Executive Officer of ProcureStaff Technologies, Ltd., a then separate business unit of the Company providing specialized software applications to manage temporary staffing, project work, and other human capital services. From January 2009 to June 2011, Mr. Boone served as President and Chief Executive Officer of Impellam Group PLC, North America, a provider of staffing solutions and managed

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services for workforce needs globally. Mr. Boone has extensive managerial and operational experience and background working with staffing and executive search firms, including the Company. Mr. Boone graduated magna cum laude from the University of Louisville with a Bachelor’s of Science in Commerce.

Nicholas S. Cyprus

Nicholas S. Cyprus has been a director since May 2015. Mr. Cyprus has been a member of the board of directors of DigitalGlobe, Inc. since May 2009 and the board of directors of The Reader’s Digest Association, Inc. since June 2012. He is the Chairman of the audit committees of both boards and serves on the governance & nominating committee of DigitalGlobe, Inc. He also provides advisory services for several smaller clients. From December 2006 to March 2013, Mr. Cyprus was employed by General Motors Company, most recently as Vice President, Controller and Chief Accounting Officer. General Motors filed a petition under Chapter 11 of the Bankruptcy Code in June 2009. Mr. Cyprus continued to serve at General Motors during the pendency of, and its emergence from, bankruptcy. Mr. Cyprus was a member of the team involved in the initial public offering of General Motors stock in November 2010. Prior to joining GM in 2006, Mr. Cyprus was Senior Vice President, Controller and Chief Accounting Officer for The Interpublic Group of Companies, Inc., one of the world’s largest advertising and marketing services companies. Before Interpublic, Mr. Cyprus held positions of increasing responsibility at AT&T for more than 22 years, serving in his most recent role as Vice President, Controller and Chief Accounting Officer from 1999 to 2004. Mr. Cyprus earned his Bachelor’s degree in accounting from Fairleigh Dickinson University and an MBA from New York University, Stern School of Business. He is an active Certified Public Accountant in the State of New Jersey. Mr. Cyprus brings to our Board valuable managerial, financial and accounting experience serving companies with global operations.

Laurie Siegel

Laurie Siegel has been a director since May 2015. Ms. Siegel has been the President of LAS Advisory Services, a firm providing advice to organizations on issues related to talent management, succession planning, organizational capability and culture since January 2013. Ms. Siegel was the Chief Human Resource Officer at Tyco International Ltd. from January 2003 until November 2012. She joined the company as part of a new leadership team charged with restoring the company’s reputation, financial health and governance practices. Ms. Siegel had responsibility for rebuilding the leadership team, executing a strategy to restore the confidence of the company’s employees and building an HR function with deep expertise in global human resource practices. Since February 2009, Ms. Siegel has been a member of the board of directors of, and Chair of the compensation committee of, CenturyLink, Inc., a broadband, telecommunications and data hosting company, and a director of FactSet Research Systems Inc., a multinational financial data and software company. Ms. Siegel has an MBA and a Master’s degree in City and Regional Planning, both from Harvard University. She completed her Bachelor’s degree at the University of Michigan. Ms. Siegel serves as an advisor to the G100 Network and teaches at the Ross School of Business at the University of Michigan and the Cornell School of Industrial and Labor Relations. Ms. Siegel brings to our Board substantial experience as a human resources executive with large global enterprises as well as substantial public company board experience.

William J. Grubbs

William J. Grubbs has been an interim director since February 23, 2017. He has been nominated to serve as a director of the Company. Mr. Grubbs became President, Chief Operating Officer and a director of Cross Country Healthcare, a NASDAQ-listed company that specializes in healthcare workforce solutions, on April 1, 2013. He was appointed Chief Executive Officer of Cross Country Healthcare on July 5, 2013. Beginning in October 2012 and continuing until March 2013, Mr. Grubbs was Executive Vice President and Chief Operating Officer of Trueblue, Inc. From October 2011 until October 2012, Mr. Grubbs worked as a freelance consultant. From November 2005 through October 2011, Mr. Grubbs held various senior executive

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positions with SFN Group, Inc., including Executive Vice President and Chief Operating Officer commencing in January 2007. Mr. Grubbs holds a B.S. degree in Computer Science from the University of New Hampshire. He currently serves on the advisory boards of Diversant, LLC and Lannick Group of Companies.

Arnold Ursaner

Arnold Ursaner has been nominated to serve as a director of the Company. From April 2015 until the present, Mr. Ursaner has managed the Ursaner Family Office, a private investment firm. Mr. Ursaner served as the founder and president of CJS Securities, Inc. from September 1997 through April 2015. In this capacity, he oversaw the strategy and growth of the company, which specialized in providing in-depth, fundamental research on small-capitalization and mid-capitalization companies viewed by CJS as underfollowed or misunderstood. Since 2010, Mr. Ursaner has served as a board member and a member of the Finance Committee of Friends of Karen, a nonprofit organization. Additionally, Mr. Ursaner has served as the head of the Finance Committee of Friends of Karen since 2014 and he served as Vice President of the organization in 2015. Mr. Ursaner earned a B.S. degree in Economics from the State University of New York at Stonybrook. He was awarded the Best on the Street Award for General Industrial Services in 2003, Best on the Street Award for Business Services in 2006 and the Wall Street Journal Starmine award as the #1 Rated Analyst in Business and Industrial Services.

Corporate Governance

The Company’s business and affairs are managed and under the direction of the Board. Members of the Board are kept informed of the Company’s business through discussions with the Company’s Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. Our Board has standing Audit, Nominating/Corporate Governance, and Compensation Committees. The Company’s policies and procedures with respect to the Board, as well as information regarding the roles and responsibilities of Board committee chairs and their committees, which are comprised solely of independent directors, are set forth in the committee charters and in our Corporate Governance Guidelines, copies of which are available in the Investors & Governance section of the Company’s website, at www.volt.com.

The Board held six meetings during fiscal year 2016. All directors attended the 2016 Annual Meeting.

Audit Committee

The Audit Committee provides assistance to the Company’s directors in fulfilling the Board’s oversight responsibility as to the Company’s accounting, auditing and financial reporting practices and as to the quality and integrity of the publicly distributed financial reports of the Company. The Audit Committee is responsible for the appointment, compensation, retention, and oversight of the independent auditor engaged to issue audit reports on our financial statements and internal control over financial reporting. The Audit Committee relies on the expertise and knowledge of management, the internal auditor, and the independent auditor in carrying out its oversight responsibilities. All services provided by our independent registered public accounting firm require prior approval of the Audit Committee, with limited exceptions as permitted by the SEC’s Rule 2-01 of Regulation S-X. Among the factors considered by the Audit Committee in evaluating the performance of the independent registered public accounting firm are service quality, responsiveness, quality of audit team personnel and lead audit partner, management of the overall annual audit process, and understanding of the Company’s industry, business and internal control environment.

Among its functions, the Audit Committee reviews:

•	the audit plans and findings of our independent registered public accounting firm and our internal audit activities, as well as the results of regulatory examinations, and tracks management’s corrective action plans where necessary;

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•	our financial statements, including any significant financial items and changes in accounting policies, with our senior management and independent registered public accounting firm; and

•	our financial risk and internal control procedures, and significant tax and legal matters.

Each member of the Audit Committee, which is currently comprised of Nicholas S. Cyprus (Chair), Bruce G. Goodman and Dana Messina, is financially literate and meets the current independence requirements for Audit Committee membership under both the rules of the SEC and the NYSE MKT Exchange (“NYSE:MKT”). The Board has determined that Nicholas S. Cyprus is an “audit committee financial expert” within the meaning of the applicable SEC rules and that he possesses accounting and related financial management expertise within the meaning of the rules of the NYSE:MKT.

The Audit Committee operates under a written charter, adopted by our Board, whose adequacy is reviewed at least annually. The Audit Committee held 11 meetings during fiscal year 2016.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee consists of Bruce G. Goodman (Chair), Nicholas S. Cyprus, Dana Messina and Laurie Siegel. The Nominating/Corporate Governance Committee is comprised entirely of directors determined by the Board to be “independent” for purposes of the applicable NYSE:MKT rules.

The Nominating/Corporate Governance Committee operates under a written charter adopted by our Board. The responsibilities of the Nominating/Corporate Governance Committee include: identifying, evaluating and recommending to the Board prospective nominees for director; reviewing the Company’s corporate governance policies and making recommendations to the Board from time to time regarding matters of corporate governance; and reviewing the performance of the Board and its members. The Nominating/Corporate Governance Committee has not established a formal process to identify and evaluate prospective nominees for director. However, in considering individuals for nomination to stand for election, the Nominating/Corporate Governance Committee will consider: (1) the current composition of directors and how they function as a group; (2) the skills, experiences or background, and the personalities, strengths, and weaknesses of current directors; (3) the value of contributions made by individual directors; (4) the need for a person with specific skills, experiences or background to be added to the Board; (5) any anticipated vacancies due to retirement or other reasons; and (6) other factors may enter into the nomination decision. The Nominating/Corporate Governance Committee endeavors to select nominees that contribute requisite skills and professional experiences in order to advance the performance of the Board and establish a well-rounded Board with diverse views that reflect the interests of our shareholders. The Nominating/Corporate Governance Committee considers diversity as one of a number of factors in identifying nominees for directors, however, there is no formal policy in this regard. The Nominating/Corporate Governance Committee views diversity broadly to include diversity of experience, skills and viewpoint, in addition to traditional concepts of diversity. The Nominating/Corporate Governance Committee held six meetings during fiscal year 2016.

Compensation Committee

The Compensation Committee consists of Laurie Siegel (Chair), Nicholas S. Cyprus and James E. Boone. The Compensation Committee is comprised entirely of directors determined by the Board to be “independent” for purposes of the applicable NYSE:MKT rules. The Compensation Committee operates under a written charter adopted by our Board. Under its charter, the Compensation Committee may delegate certain of its authority to a subcommittee. The Compensation Committee is responsible for establishing, implementing and monitoring the Company’s executive compensation policies and programs. The Company’s executive compensation program is designed to meet three principal objectives:

•	attract, motivate and retain the talented executives who are a critical component of the Company’s long-term success by providing each with a competitive total compensation package;

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•	ensure that executive compensation is aligned with both the short and long-term interests of shareholders; and

•	motivate and reward high levels of team and individual performance.

During fiscal year 2016, the Compensation Committee continued to retain the services of ClearBridge Compensation Group, LLC (“ClearBridge”), an independent compensation consultant, as advisor to the Compensation Committee. The Compensation Committee provides direction to its compensation consultants with respect to its role in reviewing management recommendations, attending committee meetings, and with respect to other matters related to the scope of the compensation consultant’s engagement. The Compensation Committee held six meetings during fiscal year 2016.

Additional information regarding the Compensation Committee and our policies and procedures regarding executive compensation, including the role of compensation advisors and executive officers in recommending executive compensation, is provided in the “Executive Compensation—Compensation Discussion and Analysis” section of this Proxy Statement.

Board Leadership Structure

We have always made the decision on whether to combine or separate the roles of Chief Executive Officer and Chairman based on what was in the best interests of the Company’s shareholders based on the circumstances at the time. During fiscal year 2016, Dana Messina served as our independent, non-executive Chairman. We believe this structure is appropriate during this time, as it allows Mr. Dean, as the President and Chief Executive Officer, to focus on leading the Company’s business at a time when we are actively seeking to advance the Company’s financial position. Our Chairman chairs meetings of our independent directors. Our independent directors meet regularly without management, including our Chief Executive Officer, and are active in the oversight of our Company. Our Board and each Board committee have access to members of our management and the authority to retain independent legal, accounting or other advisors as they deem necessary or appropriate. During fiscal year 2016, our Chief Executive Officer (“CEO”) Mr. Dean did not and does not serve on any Board committee.

Our Chairman fulfilled the role of chairing meetings during fiscal year 2016. In such role, the Chairman:

•	chairs meetings and executive sessions at which only the independent directors attend; and

•	recommends to the Chief Executive Officer the retention of outside advisors and consultants who report directly to the Board.

We believe that our Board leadership structure provides an appropriate balance between strong and strategic leadership and independent oversight of our Company, and that our Board leadership structure continues to serve the best interests of our Company and shareholders.

Risk Oversight

The Audit Committee of our Board oversees our risk management process. The day-to-day responsibility for our risk management process rests with our Chief Executive Officer, Senior Vice President and Chief Financial Officer, and our Vice President of Risk Management. Our Senior Vice President and Chief Financial Officer and our Vice President of Risk Management provide periodic updates to the Audit Committee regarding, among other things, risk assessments and actions taken to mitigate risk. During the latter part of the year, the Company formalized its existing risk management process by implementing an Enterprise Risk Management (“ERM”) program. The goal of the ERM program is to formally identify and evaluate risks that may affect the Company’s ability to execute its corporate strategy and fulfill its business objectives. The ERM program will employ a disciplined approach to identifying, documenting, evaluating,

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communicating, and monitoring enterprise risk management within the Company. In addition, our Director of Internal Audit, and during periods when that position is vacant, our Vice President of Risk Management, provides reports directly to the Chairman of the Audit Committee and provides periodic updates to the Audit Committee regarding risk management issues, particularly those regarding accounting and finance-related risks. Our General Counsel provides periodic updates to the Audit Committee regarding material legal claims against the Company.

Code of Business Conduct and Ethics

The Company has a Code of Business Conduct and Ethics. Directors, officers and all employees of the Company must act in accordance with these policies. The Code of Business Conduct and Ethics requires, among other things, all employees to engage in honest and ethical conduct in performing their duties, provides guidelines for the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, and provides mechanisms to report unethical conduct.

Please see the section entitled “Availability of Corporate Governance Documents” below for information on how to view or obtain a copy of our Code of Business Conduct and Ethics.

Corporate Governance Guidelines

As a part of our Board’s commitment to sound corporate governance, our Board has adopted a set of “Corporate Governance Guidelines”, which guides the operation of the Board and its committees. The Nominating/Corporate Governance Committee reviews our Corporate Governance Guidelines at least annually and recommends any changes to our Board for its consideration and approval.

Our Corporate Governance Guidelines cover, among other topics:

•	board structure and composition;

•	director independence;

•	board member nomination and eligibility requirements;

•	board leadership and executive sessions;

•	committees of the board;

•	director responsibilities;

•	board and committee resources, including access to officers, employees and independent advisors;

•	director compensation;

•	director orientation and ongoing education;

•	succession planning; and

•	board and committee self-evaluations.

Please see the section entitled “Availability of Corporate Governance Documents” below for information on how to view or obtain a copy of our Corporate Governance Guidelines.

Availability of Corporate Governance Documents

To learn more about the Company’s corporate governance and to view our Corporate Governance Guidelines, Code of Business Conduct and Ethics, other significant corporate policies and all charters of committees of the Board, please visit the Investors & Governance section of the Company’s website, www.volt.com. Copies of these documents are also available without charge upon request to Volt Information Sciences, Inc., 1133 Avenue of the Americas, New York, New York 10036, Attention: Shareholder Relations. The telephone number for this office is 212-704-7921.

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Procedures for Recommending Directors

There have been no material changes to the procedures by which our shareholders may recommend nominees to our Board from those procedures set forth in our By-Laws. According to our By-Laws, in order to do so, a shareholder must give us written notice not less than 120 days nor more than 150 days prior to the one-year anniversary of the date of the notice of the annual meeting of shareholders that was held in the immediately preceding year and must otherwise comply with the requirements set forth in our By-Laws; provided, however, that if the 2018 annual meeting date is advanced by more than 30 days before or delayed by more than 30 days after the one-year anniversary date of this year’s Meeting and less than 130 days’ informal notice to shareholders or other prior public disclosure of the date of the 2018 annual meeting is given or made, then shareholders must provide notice to the Company within the time periods specified in the By-Laws.

Shareholders may submit names of qualified director candidates, together with detailed information on the proposed candidates’ backgrounds, to Volt Information Sciences, Inc., 1133 Avenue of the Americas, New York, New York 10036, Attention: Secretary—Director Candidates, for referral to the Nominating/Corporate Governance Committee for consideration.

Family Relationships

Bruce G. Goodman, a director of the Company, is the husband of Linda Shaw who is (i) the daughter of William Shaw, who co-founded the Company in 1950 and served as its President and Chief Executive Officer until his death in March 2006 and (ii) the niece of Jerome Shaw, an Executive Vice President of the Company. There are no other family relationships among the executive officers or directors of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) requires our directors and executive officers and persons who own more than ten percent (10%) of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Such persons are required by the SEC to furnish the Company with copies of all Section 16(a) forms that they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations from certain reporting persons, all required Section 16(a) filings applicable to its directors, executive officers and greater-than-ten-percent beneficial owners were properly filed during fiscal year 2016, except that due to administrative oversight, the following Form 4s were not timely filed: (i) a Form 4 for Mr. Dean reporting on the vesting of 13,339 restricted stock units on October 19, 2016, (ii) a Form 4 for Mr. Tomkins reporting on the purchase of 3,300 shares of the Company’s common stock on June 27, 2016, and (iii) a Form 4 for Mr. Shaw reporting on the transfer of 8,000 Company stock options to a revocable living trust on September 12, 2016.

Indemnification; Insurance

New York law permits a corporation to purchase insurance covering a corporation’s obligation to indemnify directors and officers and also covering directors and officers individually, subject to certain limitations, in instances in which they may not otherwise be indemnified by the corporation. The Company maintains insurance policies with various insurance companies covering reimbursement to the Company for any obligation it incurs as a result of indemnification of officers and directors and also covering indemnification for officers and directors individually in certain cases where additional exposure might exist.

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AUDIT COMMITTEE REPORT

The Audit Committee met and held discussions with management and the Company’s independent registered public accounting firm. The Audit Committee has reviewed and discussed the consolidated financial statements with management and the Company’s independent registered public accounting firm.

The Audit Committee discussed with the independent registered public accounting firm matters to be discussed as required by the Public Company Accounting Oversight Board (“PCAOB”), rules of the Securities and Exchange Commission (“SEC”), and other applicable regulations.

In addition, the Audit Committee has reviewed and discussed with the Company’s independent registered public accounting firm the firm’s independence from the Company and its management. The Audit Committee received from the independent registered public accounting firm the written disclosures and the letter regarding its independence as required by the PCAOB’s applicable requirements.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal year 2016, as filed with the SEC. The Audit Committee also has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2017.

Nicholas S. Cyprus (Chair)

Bruce G. Goodman

Dana Messina

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AUDIT COMMITTEE REPORT

ITEM 2.    PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP

AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The members of our Audit Committee and our Board believe that the continued retention of Ernst & Young LLP as our independent registered public accounting firm is in the best interests of the Company and its shareholders.

In light of this, our Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2017. We are submitting the appointment of our independent registered public accounting firm for shareholder ratification at the Meeting, although we are not legally required to do so. If our shareholders do not ratify the appointment, our Audit Committee will reconsider whether to retain Ernst & Young LLP, but may still retain them. Even if the appointment is ratified, the Audit Committee may change the appointment at any time if it determines that such a change would be in the best interests of the Company and its shareholders.

Ernst & Young LLP has advised the Company that it has no direct, nor any material indirect, financial interest in the Company or any of its subsidiaries. A representative of Ernst & Young LLP is expected to be present at the Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders.

The Board will offer the following resolution at the Meeting:

RESOLVED: That the appointment by the Board of Ernst & Young LLP to serve as the independent registered public accounting firm of the Company for fiscal year 2017 be, and hereby is, ratified and approved.

Your Board recommends that you vote FOR this item. Unless you specify otherwise, the Board intends the accompanying proxy to be voted for this item.

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AUDIT COMMITTEE REPORT

ITEM 3.    ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our 2016 Named Executive Officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC under Section 14A of the Exchange Act. At the 2014 annual meeting of the shareholders, our shareholders approved holding Say-on-Pay advisory votes biennially. During fiscal year 2015, the Board approved a change from holding Say-on-Pay advisory votes biennially to holding such votes annually.

The vote on this resolution is not intended to address any specific element of compensation, rather, the vote relates to the compensation of our 2016 Named Executive Officers, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. To the extent there is any significant vote against the 2016 Named Executive Officers’ compensation, the Board and the Compensation Committee will evaluate what actions, if any, may be appropriate to address the concerns of our shareholders.

Our compensation program is intended to attract, motivate and reward the executive talent required to achieve our corporate objectives and increase shareholder value. We believe that our executive compensation program for fiscal year 2016 is competitive and provides an appropriate balance between risks and rewards. Accordingly, the Board will present the following resolution at the Meeting:

RESOLVED, that our shareholders approve, on an advisory basis, the executive compensation program for the 2016 Named Executive Officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Fiscal Year 2016 Summary Compensation Table, and the related tables and narrative disclosures included in this Proxy Statement.

Your Board recommends that you vote FOR, on a non-binding, advisory basis, the compensation of our 2016 Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the Fiscal Year 2016 Summary Compensation Table and the related tables and narrative disclosures included in this Proxy Statement.

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Executive Summary

Implementing our Pay-for-Performance Philosophy & Addressing Shareholder Concerns

During fiscal year 2016, we continued to make strides toward returning the Company to a profitable and growing business. During fiscal year 2015, we made a number of strategic changes to our key leadership team (namely, changes to the office of Chief Executive Officer and Chief Financial Officer, as well as changes to the composition of our Board). We continued to add top industry and experienced talent to our executive management team during fiscal year 2016. This change in leadership positively impacted our business during fiscal year 2016. However, there is still more work to be done before our business reaches its full potential. As we continue to make progress toward executing our turnaround strategy, we remain focused on recruiting and retaining top talent, but are equally committed to emphasizing the link between the performance of our business and the compensation of our executives, in keeping with our long-term goal of returning value to our shareholders.

2016 Business Highlights

Fiscal year 2016 was a year devoted to the continued advancement of our strategic plan, with the goal of returning our business to profitable growth. As we implement our strategic plan, we continue to focus on three key elements: (1) enhancing our balance sheet; (2) improving our cost structure and margins; and (3) achieving top line growth. Some examples of the steps we have taken in fiscal year 2016 to implement our strategic plan are described below:

•	Enhancing our balance sheet. In January 2017, the Company amended its financing program with PNC Bank, National Association, to extend its term by one-year to January 31, 2018. The amendment also revised the existing minimum liquidity levels, among other things, such that the Company has greater financial flexibility to meet its business goals.

•	Improving our cost structure and margins. Our goal is to reduce complexity and identify and remove manual and redundant processes, while simplifying the organization, all with a focus on aligning our support infrastructure with the requirements of our business, specifically focusing on core business offerings and on market sectors where we are profitable or that have long-term growth potential. In fiscal year 2016, we reduced full year selling, administrative and other operating costs by $27.1 million, or 11.7% year-over-year, as a result of headcount reductions and other initiatives to improve operating efficiencies. The Company’s fourth quarter 2016 gross margin percentage of 16.7% increased 70 basis points year-over-year.

•	Achieving top line growth. We completed the redesign of our sales plans and compensation structure within our sales organization to reduce complexities and incentivize profitable growth. In regards to our compensation structure, compared to prior years, substantially more employees now have increased compensation at risk and tied specifically to our revenue and operating income budget objectives. We also placed emphasis on and will continue to emphasize building end-to-end customer relationships by further enhancing our understanding of their needs and striving to anticipate and deliver the highest level of value-added service to our customers.

How our 2016 Executive Compensation Program Aligned with our 2016 Performance

•	During fiscal year 2015, following discussions with management and our independent compensation consultants, the Compensation Committee determined that our executive compensation programs needed to be revamped in order to motivate and reward job performance that improves our financial performance, profitably grows our businesses, and supports the creation of long-term sustainable value for our shareholders.

•	To achieve this objective, for fiscal year 2016 we introduced performance goals and targets that were more formula-driven than those utilized in previous years in order to better align our compensation programs with our pay-for-performance philosophy.

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•	For fiscal year 2016, our executive officers were eligible to earn short-term incentives under our new Annual Incentive Plan based on achievement of pre-established financial goals and individual management-based objectives (“MBOs”) tied to our business plan, as well as long-term incentives in the form of stock options (which only bring value to the executive if our stock price appreciates following the grant date) and restricted stock units (which lose value if our stock price has decreased since the grant date).

•	As an example of how our pay-for-performance structure impacted executive compensation this year, in respect of performance achieved in fiscal year 2016, we paid Mr. Dean, our President and Chief Executive Officer, 63% of his target annual bonus for 2016. This is a direct reflection of the Company’s achievement of 50% of pre-established financial goals applicable to Mr. Dean (as discussed later in this Proxy Statement), while at the same time taking into account Mr. Dean’s strong achievement of his individual MBOs during the performance period.

2016 Target Pay Mix for our Chief Executive Officer

To align pay levels for named executive officers with the Company’s performance, our fiscal year 2016 pay mix places great emphasis on performance-based initiatives. As an example, over 75% of our CEO’s 2016 target total direct compensation (e.g., annual base salary, annual bonus, and long-term incentives), was variable/”at-risk”:

2016 Advisory Vote on Executive Compensation and Company Response

Our Compensation Committee pays close attention to the views of the Company’s shareholders when making determinations regarding executive compensation matters. At the 2016 Meeting, the Company held a “Say-on-Pay” advisory vote on the executive compensation program of the Company’s named executive officers for fiscal year 2015. The Company’s shareholders approved the compensation of the Company’s 2015 named executive officers, with approximately 69% of shareholder votes cast in favor of the executive compensation program. During 2016, we contacted several of our largest shareholders to make ourselves available for discussion concerning our executive compensation programs.

The Compensation Committee considered the views expressed by our shareholders regarding our executive compensation programs, including the results of our 2016 “Say-on-Pay” vote, as part of its overall assessment of our compensation program for named executive officers in 2016. As a result of this assessment, the Compensation Committee took steps to better align our named executive officers’ compensation with the performance of our business and our stock price, as well as adopted several other enhancements to our

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executive compensation programs that further support our pay-for-performance philosophy and shareholder alignment objectives. Key enhancements are highlighted below:

What We Did	Results

Revised definition of “Good Reason” contained in our CEO’s employment agreement	Mr. Dean’s employment agreement no longer allows him to terminate his employment for Good Reason if the Company fails to provide him with certain long-term incentive compensation opportunities.

Designed 2016 annual incentive program to align payouts with actual performance results	All annual incentive payments made to our 2016 Named Executive Officers reflect achievement of actual financial goals and individual performance goals; goals were pre-established for 2016.

Adopted stock ownership guidelines and stock holding requirements for our executive officers (other than Mr. Shaw)	Following the end of 2016, implemented robust stock ownership guidelines of 5x base salary for our CEO and 1x base salary for other Named Executive Officers.

The Compensation Committee will consider results from this year’s shareholder advisory vote in its ongoing evaluation of the Company’s executive compensation programs and practices.

Dos and Don’ts of Compensation Practices

During fiscal year 2016, we either implemented, employed, or refrained from the following compensation practices:

What We Do	What We Don’t Do

✓	Align pay and performance	✗	No separate change-in-control agreements or severance agreements

✓	Include “double-trigger” change in control provisions in equity awards made in 2016	✗	No excessive perquisites

✓	Apply share retention and share ownership guidelines of 5x base salary for our CEO and 1x base salary for all other executive officers (other than Mr. Shaw)	✗	No tax gross-up provisions contained in employment contracts

✓	Prohibit hedging and discourage pledging of Company stock and require pre-approval

✓	Utilize retentive tools such as reasonable post-employment compensation

✓	Include clawback provisions in equity awards made during fiscal year 2016

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COMPENSATION DISCUSSION & ANALYSIS

This Compensation Discussion and Analysis (this “CD&A”) describes our executive compensation philosophy and programs, the compensation decisions made under those programs, and the considerations in making those decisions.

Our 2016 Named Executive Officers

This CD&A focuses on the compensation of our 2016 Named Executive Officers, who were:

•	Michael D. Dean, President and Chief Executive Officer

•	Paul Tomkins, Senior Vice President and Chief Financial Officer

•	Jerome Shaw, Executive Vice President

•	Jorge Perez, President—Volt Workforce Solutions

•	Ann R. Hollins, Senior Vice President and Chief Human Resources Officer

•	Rhona Driggs, President, Volt Consulting Group and Senior Vice President, Volt Workforce Solutions Commercial Operations. Ms. Driggs’ role with the Company was transitioned during fiscal year 2016 such that she was no longer designated as an executive officer at the end of the fiscal year. Her inclusion in this year’s Proxy Statement is based on SEC guidance and she will not be a Named Executive Officer in next year’s proxy statement.

How Each Element of our Executive Compensation Program Works

The 2016 executive compensation program for our 2016 Named Executive Officers consisted of one or more of the following elements:

Element	Description	Why We Choose to Pay It
Base Salary	Fixed cash based on the executive’s past and potential future performance, scope of responsibilities, experience and competitive market practices	Provides a portion of compensation that is not at risk, and is generally unaffected by fluctuations in our performance or the market in general
Annual Incentive Compensation	Cash payment tied to meeting short-term, pre-established goals related to our overall profitability and other key performance indicators	Motivates executives to achieve superior annual financial, operational and strategic performance
Stock Options	Time-vested stock price appreciation awards, that typically vest in equal installments over a three-year period	Aligns compensation with changes in our stock price and shareholder return experience, as the ultimate value realized by executives holding stock options is wholly dependent on stock price appreciation
Restricted Stock Units	Time-vested stock units that typically vest in equal installments over a three-year period	Aligns compensation with changes in our stock price and the creation of shareholder value, increases executive stock ownership, and strengthens retention

Base Salary

Base salary is the fixed component of an executive’s annual cash compensation. Base salaries for our 2016 Named Executive Officers in respect of fiscal year 2016 were primarily determined based on one or more of

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the following factors: (i) base salaries paid to similarly positioned executives within the Company and competitive market data for each role; (ii) the terms of any contractual arrangements; (iii) salaries paid historically; (iv) tax and accounting considerations; and, when appropriate; or (v) personal performance as assessed by the Compensation Committee.

Adjustments in base salary for our 2016 Named Executive Officers are discretionary and are generally considered no more frequently than every 12 months.

Annual Incentives

Our 2016 Named Executive Officers (other than Mr. Shaw) receive short-term compensation in the form of cash-based annual bonuses. During fiscal year 2016, the Compensation Committee, in partnership with the Company’s management team, established an Annual Incentive Plan (the “AIP”) pursuant to which our executive officers (including the 2016 Named Executive Officers other than Mr. Shaw) and certain other employees of the Company are eligible to receive cash-based annual incentives. Under the AIP, participants are eligible to earn bonuses based on the achievement of pre-established corporate and/or business unit financial performance goals and individual MBOs. Target annual bonus opportunities are set by the Compensation Committee at the beginning of each fiscal year and represent a percentage of the participant’s annual base salary.

Annual incentives payable to our 2016 Named Executive Officers in respect of fiscal year 2016 were based on the formula illustrated below:

2016 Corporate and Divisional Financial Performance Goals

At the beginning of fiscal year 2016, the Compensation Committee established the corporate and divisional financial goals applicable to the fiscal year 2016 performance period, which for Messrs. Dean and Tomkins and Ms. Hollins consisted of corporate operating income (the “Corporate Operating Income Goal”), and for Ms. Driggs and Mr. Perez consisted of both the operating income and revenue of their respective divisions (the “Divisional Operating Income Goal” and the “Divisional Revenue Goal”, respectively), in addition to the Corporate Operating Income Goal. The Corporate Operating Income Goal, the Divisional Operating Income Goal, and the Divisional Revenue Goal are referred to herein collectively as the “2016 Financial Performance Goals”. The Compensation Committee determined that the 2016 Financial Performance Goals consisted of the appropriate mix and type of performance metrics against which to measure achievement given the Company’s current turnaround strategy.

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For fiscal year 2016, the performance metrics and applicable weightings for the 2016 Named Executive Officers were as follows:

Messrs. Dean and Tomkins and Ms. Hollins	Mr. Perez and Ms. Driggs

Given the nature of her position with the Company, Ms. Driggs’ Divisional Operating Income Goal was based 5% on performance applicable to our VCG division and 15% on performance applicable to our VWS division. Her Divisional Revenue Goal was similarly weighted. The Divisional Operating Income Goal and Divisional Revenue Goal with respect to VCG (which performance factor was only applicable to Ms. Driggs) was determined to be at 0% as a result of both goals being achieved below the threshold level set for fiscal year 2016.

The table below sets forth the applicable thresholds, targets and maximum levels of performance with respect to the 2016 Financial Performance Goals:

Corporate/Division	Revenue (in 000’s)			Operating Income(1) (in 000’s)
	Threshold	Target	Maximum	Threshold	Target	Maximum
Volt	N/A	N/A	N/A	($1,590)	$3,263	$8,116
VWS	$999,524	$1,074,757	$1,149,990	$23,995	$29,994	$35,993

Payout Level	50%	100%	200%	50%	100%	200%

(1)	Excluding special items

No payments under the AIP were made where the Company failed to achieve the threshold level of achievement specified for the applicable 2016 Financial Performance Goal.

In connection with its establishment of the 2016 Financial Performance Goals, the Compensation Committee identified certain unbudgeted items and events that could be applied as adjustments in connection with its determination of the 2016 Financial Performance Goals following the end of fiscal year 2016 (the “Pre-Established Adjustment Items”). Following the Compensation Committee’s determination of the Company’s achievement of the 2016 Financial Performance Goals, the Compensation Committee decided it was appropriate to apply certain of the Pre-Established Adjustment Items to the corporate and divisional operating income actually achieved in respect of fiscal year 2016. Such Pre-Established Adjustment Items consisted of (i) cash compensation costs associated with restructuring/turnaround initiatives; (ii) equity compensation costs associated with restructuring/turnaround initiatives; (iii) restructuring costs; (iv) charges for the impairment of goodwill or other intangible assets; (v) legal judgments and settlements outside the ordinary course of business; and (vi) changes in currency exchange rates.

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The Compensation Committee approved the level of achievement of the 2016 Financial Performance Goals and determined the applicable percentage of achievement (as compared against the target level) as follows:

Performance Factor	Entity	Achievement (as adjusted) (in millions)	Percentage of Achievement
Corporate Operating Income[1]	Volt	$0.8	50.0%
Divisional Operating Income[2]	VWS	$24.9	50.0%
Divisional Revenue[3]	VWS	$1,048	82.1%

The Company’s management recommended to the Compensation Committee that the percentage achievement of the Corporate Operating Income Goal and the Divisional Operating Income Goal be deemed met at 50% even though, after considering the Pre-Established Adjustment Items, the percentage amount actually achieved were equal to 51.3% and 53.8%, respectively.

Individual Performance Goals

Consistent with the structure and design of the 2016 AIP, after assessing the degree to which the Company achieved the 2016 Financial Performance Goals, the Compensation Committee and Mr. Dean (other than with respect to his own performance) considered the individual MBO achievement of each of the 2016 Named Executive Officers. The 2016 Named Executive Officers had the opportunity to achieve anywhere from 0% to 200% of his or her target MBOs. MBO achievement for the 2016 Named Executive Officers (other than Mr. Dean) was determined based on Mr. Dean’s assessment of each 2016 Named Executive Officer’s MBO performance against the applicable MBO goals, taking into account a self-assessment performed by each 2016 Named Executive Officer with respect to his or her own performance. Mr. Dean’s MBO achievement was based on the Compensation Committee’s assessment of Mr. Dean’s individual MBO performance as well as the overall MBO achievement level of his direct reports, taking into account a self-assessment performed by Mr. Dean with respect to his own performance.

For fiscal year 2016, our 2016 Named Executive Officers achieved between 95% and 120% of their respective individual MBO targets. Below are some examples of actions taken by our 2016 Named Executive Officers that exemplify a strong level of individual MBO achievement:

Mr. Dean

•	Presided over a significant enhancement of the senior executive talent pool by developing and motivating a strong, experienced leadership team, half of whom he played a direct, personal role in recruiting and hiring;

•	Drove and developed the Company’s first-ever companywide strategic plan including key strategic initiatives;

•	Made significant progress with respect to a company-wide technology redevelopment;

•	Spearheaded the development and redesign of the Company’s compensation plans and programs; and

•	Continued to personally build relationships with top-tier clients of the Company.

[1]	For fiscal year 2016, the Corporate Operating Income results for Volt takes into account certain non-GAAP adjustment items in order to exclude the impact of such items, including the Pre-Established Adjustment Items described above, as well as the gain on sale of the Company’s Orange, CA and San Diego, CA facilities.
[2]	For fiscal year 2016, the Divisional Operating Income results for VWS takes into account certain non-GAAP adjustment items in order to exclude the impact of such items, specifically the impact of cash compensation costs associated with restructuring/turnaround activities, restructuring costs and legal judgments and settlements outside the ordinary course of business.
[3]	For fiscal year 2016, the Divisional Revenue results for VWS did not take into account any adjustment items.

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Other 2016 Named Executive Officers

•	Successfully completed the sale/leaseback of our Orange facility to generate $36 million of additional liquidity;

•	Secured top-tier sales leadership team within our VWS division and assisted with the initiation of the OneVolt sales team;

•	Implemented a comprehensive Client Relationship Program for both our VWS and VCG divisions;

•	Led organizational redesign and restructuring efforts with executive and HR teams, leading to a more customer-focused and efficient organization; and

•	Identified cross-sale opportunities between certain of the Company’s divisional units.

After taking into account both the 2016 Financial Performance Goals and the individual MBOs, the total percentage of each 2016 Named Executive Officer’s annual bonus was determined in accordance with the weightings described above. With respect to financial performance, actual performance achieved at target-level performance results in the approval of 100% of the participant’s target annual bonus opportunity; actual performance achieved below 50% of target-level will result in the approval of 0% of the participant’s target annual bonus opportunity; and actual performance achieved between the threshold level and a maximum of 200% of target-level performance will be determined based on a straight-line interpolation between the actual achievement and the nearest target level. The amount approved for a given participant after applying the MBO weighting (35%) and the financial performance weighting (65%) is referred to as the “Initial Payout Amount”.

Discretionary Modifier

Given the Company’s overall financial performance in fiscal year 2016, the Compensation Committee opted to apply a discretionary modifier to the Initial Payout Amounts to reduce all Initial Payout Amounts by 10%. The Compensation Committee believed this was an appropriate across-the-board adjustment in light of the Company’s financial goals during the year and generally supported by our new pay-for-performance philosophy.

The chart below illustrates 2016 AIP pay-for-performance alignment:

Named Executive Officer	Target Bonus Opportunity		Amount Paid	Percentage of Target Paid
Michael D. Dean	$650,000		$407,160	63%
Paul Tomkins	$260,000		$157,950	61%
Jorge Perez	$127,082	*	$82,553	65%
Ann R. Hollins	$104,508	*	$70,073	67%
Rhona Driggs	$114,000	*	$74,458	65%

*	Represents target annual bonus as calculated on a pro-rated basis to reflect the fact that (i) Mr. Perez and Ms. Hollins were only employed by the Company for a portion of the 2016 fiscal year; and (ii) Ms. Driggs received a payment in respect of her previous bonus plan for the first quarter of fiscal year 2016, resulting in a pro-ration of her target annual bonus for the period during which she participated in the AIP.

Prior to the implementation of the 2016 AIP, Ms. Driggs participated in a quarterly annual incentive program.

To account for this, in addition to the AIP amount shown above, Ms. Driggs received $37,500 in respect of the portion of her previous quarterly annual incentive program earned during the first quarter of fiscal year 2016.

Long-Term Incentives

For fiscal year 2016, each of the 2016 Named Executive Officers (other than Mr. Shaw) received long-term incentive compensation in the form of stock-based awards. Stock-based awards foster a pay-for-performance culture, even when based on a time-vesting schedule. We used stock options and

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restricted stock units as the vehicle for long-term incentives made in fiscal year 2016 because (i) stock options are inherently performance based, as the executive will not realize any value from the option unless and until our stock price increases following the date of grant; and (ii) the realized value of restricted stock units is based solely on our stock price at the time such awards are settled. In light of the fact that the Company is currently in the midst of an ongoing and dynamic process to reposition itself for profitable growth which has not yet been completed, we do not have sufficient visibility into our future performance to set definitive multi-year financial targets in connection with our long-term incentives that we are confident will appropriately incentivize our named executive officers.

The award agreements governing the stock options and restricted stock units granted to our 2016 Named Executive Officers contain so-called “double trigger” vesting provisions, which generally provide that awards will not be accelerated upon a change in control of the Company if an acquiror replaces or substitutes outstanding awards, and such awards will only vest in connection with such change of control to the extent a participant holding the replacement or substitute award is involuntarily terminated within two years following the change in control.

Discussion of LTI Awards for 2016

During fiscal year 2016, we granted equity awards to our 2016 Named Executive Officers using a mix of restricted stock units and stock options; specifically, each 2016 Named Executive Officer’s long-term incentive grant for fiscal year 2016 consisted of 2/3 stock options and 1/3 restricted stock units. The stock options and restricted stock units vest in equal installments on each of the first three anniversaries of the applicable grant date. In fiscal year 2016, we granted long-term incentive awards consisting of 2/3 stock options and 1/3 restricted stock units because such combination aligns with the goal of stock appreciation, a critical component of our strategic mission to reposition the Company for profitable growth. The Compensation Committee considered, among other things, the following factors when establishing the grant date target value of the equity awards granted to our 2016 Named Executive Officers during 2016: (i) the executive’s roles and responsibilities; (ii) retentive value with respect to existing executive officers; (iii) inducement value with respect to newly hired executive officers; (iv) target annual compensation for each executive officer; and (v) market practices compared to our fiscal 2016 peer group.

The table below sets forth the grant date fair value of the long-term incentive awards granted to the 2016 Named Executive Officers. It is important to note that the grant date fair value is not reflective of the amount of compensation actually received by the 2016 Named Executive Officers in respect of his or her long-term equity incentive award in any given year, but rather represents a target value as determined by the Compensation Committee:

Executive Name	Grant Date Fair Value
Michael D. Dean	$1,600,000
Paul Tomkins	$375,000
Jorge Perez	$300,000
Ann R. Hollins	$225,000
Rhona Driggs	$165,000

Long-term incentives are not a part of Mr. Shaw’s compensation package.

2006 Incentive Stock Plan & 2015 Equity Incentive Plan

The equity portion of our long-term incentives was historically granted pursuant to our 2006 Incentive Stock Plan (the “2006 Plan”). On October 19, 2015, the Board approved the 2015 Equity Incentive Plan (the “2015 Plan”), and our shareholders approved the 2015 Plan at the 2016 annual meeting of shareholders. During

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fiscal year 2016, we made grants to the 2016 Named Executive Officers pursuant to both the 2006 Plan and the 2015 Plan. Going forward, we will use the 2015 Plan as the primary vehicle for providing long-term incentive awards. The 2006 Plan expired in September of 2016 and, as a result, we will not issue any future awards pursuant to the 2006 Plan.

For additional details with respect to 2016 long-term incentive awards, see the footnotes accompanying the “Fiscal Year 2016 Grants of Plan-Based Awards” table.

How We Develop Our Executive Compensation Programs

Role of the Compensation Committee

The Compensation Committee generally meets in executive session without any member of management present when discussing compensation matters pertaining to our CEO, and with the CEO when discussing other named executive officers.

When making decisions with respect to the CEO, the Compensation Committee reviews and discusses the CEO’s performance and makes preliminary determinations about his compensation, including base salary, annual incentives and long-term incentive compensation. For other named executive officers, the CEO considers performance and makes individual recommendations to the Compensation Committee on base salary, annual incentives and long-term incentive compensation. The Compensation Committee then reviews, discusses and modifies, as appropriate, the compensation recommendations with the independent members of the Board and final compensation decisions are approved by the Board after this discussion. In September of 2016, the Compensation Committee amended its charter in order to, among other things, provide that the Compensation Committee would be responsible for approving the compensation of the named executive officers (other than the CEO) (as opposed to making recommendations to the independent members of the Board).

For more information on the Compensation Committee’s role and responsibilities, please refer to the Compensation Committee’s charter available on our website at www.volt.com.

Role of Independent Compensation Consultant

Pursuant to its charter, the Compensation Committee is authorized to retain and terminate any compensation consultant, as well as any independent legal, financial or other advisors, as it deems necessary. For fiscal year 2016, the Compensation Committee elected to continue its retention of ClearBridge as its independent compensation consultant. ClearBridge’s role during fiscal year 2016 included:

•	Reviewing management recommendations to ensure alignment with our business strategy and compensation objectives;

•	Providing research, analyses and design expertise in developing executive and incentive compensation programs;

•	Keeping the Compensation Committee apprised of executive compensation-related regulatory developments and market trends; and

•	Attending Compensation Committee meetings to provide information and recommendations regarding our executive compensation program and communicate with the Compensation Committee between meetings, as appropriate.

Prior to the retention of a compensation consultant or any other external advisor, and from time to time as the Compensation Committee deems appropriate, the Compensation Committee evaluates the advisor’s independence from management, taking into consideration all relevant factors, including the six independence factors specified in the NYSE listing rules and applicable SEC requirements. The Compensation Committee reviewed the independence of ClearBridge and concluded that it is independent and that its work for the Compensation Committee has not raised any conflicts of interest.

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Role of our Compensation Peer Group

The Compensation Committee considers a study compiled by its compensation consultant of compensation packages for executives in an industry peer group, culled from publicly filed documents of each member of the peer group. The compensation consultant identifies a group of staffing and services-related companies that are comparable in terms of business mix and revenue size and reflects companies we compete with for talent and/or capital, and the Compensation Committee reviews, considers and approves the peer group.

The peer group of companies used during fiscal year 2016 is listed below. This peer group is generally consistent with the peer group used in prior years, with a few modifications made to enhance the relevance of the peer group using the selection criteria described above. The companies added to the comparator group for fiscal year 2016 are TriNet Group Inc. and Resources Connections Inc. Companies removed from our peer group for fiscal year 2016 were Korn/Ferry International; Heidrick & Struggles International; DHI Group Inc.; RCM Technologies Inc.; and Mastech Holdings Inc.

Our Fiscal Year 2016 Peer Group

AMN Healthcare Services Inc.	Manpower Group Inc.
Barrett Business Services Inc.	On Assignment Inc.
CDI Corp.	Paychex Inc.
Cross Country Healthcare Inc.	Team Health Holdings Inc.
Hudson Global Inc.	TriNet Group Inc.
Insperity Inc.	TrueBlue Inc.
Kelly Services Inc.	Resources Connections Inc.
Kforce Inc.	Robert Half International Inc.

Consistent with the Compensation Committee’s philosophy and guiding principles for determining overall executive compensation, the Compensation Committee does not target any particular percentile at which to align compensation. However, the Compensation Committee will use the peer group median as a reference point when making pay decisions. Although the median is used as a reference point, actual levels of pay depend on a variety of factors such as experience and individual and Company performance.

Role of our CEO in Determining Compensation

The CEO develops and recommends to the Compensation Committee compensation levels for our other named executive officers and provides his perspectives. The CEO does not participate in or otherwise influence recommendations regarding his own compensation.

Employment, Termination of Employment and Change-In-Control Agreements

During fiscal year 2016, we were party to employment agreements with all of our 2016 Named Executive Officers. We utilize such arrangements in order to attract, motivate and retain high caliber talent. We are not party to pre-arranged severance agreements or so-called change of control agreements with any of our 2016 Named Executive Officers. None of the employment agreements with our 2016 Named Executive Officers contain tax gross-ups. The Compensation Committee and Chief Executive Officer, as applicable, considered these agreements in reaching their compensation decisions. A description of these agreements can be found in “Employment Agreements with 2016 Named Executive Officers.”

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Clawback/Recoupment

The employment agreements with each of Mr. Dean, Mr. Tomkins, and Ms. Driggs provide that we may recover compensation that is subject to recovery under, or required to be recovered by, applicable law, government regulation or stock exchange listing requirements, including the Sarbanes-Oxley Act of 2002 or the Dodd-Frank Act of 2010. Further, the award agreements governing equity awards granted during fiscal year 2016 provide for recoupment of those awards in accordance with applicable government regulation, stock exchange listing requirements, or other applicable law, or pursuant to any then-existing clawback policy of the Company.

Stock Ownership Guidelines

On December 13, 2016, the Board adopted stock ownership and retention guidelines for our named executive officers (other than Mr. Shaw) pursuant to which such individuals are expected to attain minimum levels of stock ownership and retain portions of their equity holdings for a certain period of time. Individuals subject to these guidelines have until the fifth anniversary of the guideline’s adoption date to attain the requisite level of ownership. The target ownership level of Company stock is expressed as a multiple of base salary. Specifically, target ownership level is set at 5x base salary for the CEO and 1x base salary for all other named executive officers. Until the ownership threshold is achieved, individuals subject to the guidelines may only sell up to 50% of the net number of shares received after the sale or withholding of taxes in connection with the vesting or exercise of shares underlying such awards.

Hedging; Pledging

The Board has adopted a policy that prohibits hedging transactions and prohibits pledging transactions except in very limited circumstances. Pursuant to the policy, hedging is not permitted, and any officer, director or employee who wishes to pledge shares in accordance with the policy must obtain the prior approval of the Company’s Senior Vice President and General Counsel. This policy is included in the Company’s Insider Trading Policy, which is available on the “Corporate Governance” section of the Company’s website at www.volt.com.

Benefits

Our executive officers do not participate in any tax-qualified defined benefit plan sponsored by us. We do not provide our executives, including our 2016 Named Executive Officers, with a special or supplemental defined benefit pension or post-retirement health benefits. Our named executive officers receive health and welfare benefits under the same programs and subject to the same eligibility requirements that apply to our employees generally.

Deferred Compensation Opportunity; Other Retirement Benefits

Our 2016 Named Executive Officers are eligible to participate in our 401(k) plan. We currently match 50% of the first 2% of eligible pay that employees contribute to the 401(k) plan. We also have a non-qualified deferred compensation and supplemental savings plan (the “DCP”) which our 2016 Named Executive Officers are eligible to participate in. The DCP was amended in June of 2016 to allow for participation by non-employee directors and to allow for the deferral of restricted stock units. Beginning with compensation earned for fiscal year 2017, employees may elect to defer a portion of base salary and cash bonuses, and may elect to defer all or any portion of his or her restricted stock units. Non-employee directors may elect to defer all or any portion of cash retainer fees and may elect to defer all or any portion of his or her restricted stock units.

Perquisites

We do not provide our 2016 Named Executive Officers with perquisites other than those provided to our employees generally. No tax gross-up payments are provided in connection with any perquisites.

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Other Compensation-Related Matters

Accounting for Share-Based Compensation

We account for share-based compensation including restricted stock, restricted stock units and stock option awards in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), Compensation—Stock Compensation.

Impact of Tax Treatment on Compensation

Section 162(m) of the Internal Revenue Code limits the Company’s tax deduction for compensation in excess of $1.0 million paid in any one year to its Chief Executive Officer and certain other executive officers unless the compensation is “qualified performance-based compensation.” Payments of incentive awards may constitute “qualified performance-based compensation” under the provisions of Section 162(m) if payable on account of the attainment of one or more pre-established, objective performance goals and if certain other requirements are met. The Company intends for certain awards earned under the 2015 Plan to qualify for tax deduction. However, the Compensation Committee reserves the right to pay to our employees, including participants in the 2015 Plan, other amounts which may or may not be deductible under Section 162(m) or other provisions of the Internal Revenue Code.

The Compensation Committee considers the anticipated tax treatment to the Company in its review and establishment of compensation programs and awards. The Compensation Committee intends to continue to consider the deductibility of compensation as a factor in assessing whether a particular arrangement is appropriate, based on the goals of maintaining a competitive executive compensation system generally, motivating executives to achieve corporate performance objectives and increasing shareholder value. None of the payments made during fiscal year 2016 to our 2016 Named Executive Officers were structured to qualify as performance-based compensation under Section 162(m) given that the Company’s current tax position is such that a lack of compensation-related deduction is not expected to have a negative tax implication.

Compensation Risk Assessment

The Compensation Committee considered various factors that have the effect of mitigating compensation-related risks and have reviewed our compensation policies and practices for our employees, including the elements of our executive compensation programs, to determine whether any portion of such compensation encourages excessive risk taking. The Compensation Committee does not believe that any risks that may arise from our compensation policies and practices are reasonably likely to have a material adverse effect on our Company.

Compensation Committee Report

The Compensation Committee has reviewed and discussed this CD&A as required by Item 407(e) of Regulation S-K with management and, based on this review and discussion, recommended to the Board that this CD&A be included in this Proxy Statement.

Laurie Siegel, Chair

Nicholas S. Cyprus

James E. Boone

Committee Interlocks and Insider Participation in Compensation Decisions

During fiscal year 2016, all members of the Compensation Committee were independent directors. Mr. Boone, who joined the Compensation Committee in 2016, is a former employee of the Company. During fiscal year 2016, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of any entity whose executive officers also served on our Compensation Committee. No member of our Compensation Committee was an officer of the Company during fiscal year 2016.

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Fiscal Year 2016 Executive Compensation

The following table provides information concerning the compensation of the 2016 Named Executive Officers for each of the fiscal years ended October 30, 2016, November 1, 2015, November 2, 2014. The Company’s fiscal year ends on the Sunday nearest October 31st of each year.

FISCAL YEAR 2016 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary $(1)	Bonuses $(2)	Stock Awards $(3)	Option Awards $(4)	Non-Equity Incentive Plan Compensation $(5)	All Other Compensation $(6)	Total $
Michael D. Dean President, Chief Executive Officer & Director	2016	650,000	—	533,335	1,066,667	407,160	3,295	2,660,457
	2015	317,689	100,000	948,096	961,467	—	16,465	2,343,717

Paul Tomkins Senior Vice President & Chief Financial Officer	2016	400,000	—	124,999	250,000	157,950	7,815	940,764
	2015	246,154	400,000	—	—	—	5,449	651,603

Jerome Shaw Executive Vice President	2016	517,005	—	—	—	—	31,053	548,058
	2015	517,005	—	—	—	—	13,135	530,140
	2014	517,005	—	—	—	—	11,603	528,608
Jorge Perez President, Volt Workforce Solutions	2016	211,923	—	100,001	200,000	82,553	2,100	596,577

Ann R. Hollins	2016	209,231	—	75,002	150,000	70,073	188,098	692,404
Senior Vice President and Chief Human Resources Officer

Rhona Driggs President, Volt Consulting Group & SVP, Volt Workforce Solutions	2016	362,250	—	55,001	110,000	111,958	3,295	642,504
	2015	305,365	—	—	—	170,000	6,963	482,328
	2014	300,000	—	—	95,650	162,500	56,363	614,513

(1)	Represents the amount of base salary paid to the 2016 Named Executive Officers during the relevant fiscal year.

(2)	For fiscal year 2015, Messrs. Dean and Tomkins received their annual bonus awards pursuant to the terms of their respective employment agreements.

(3)	Amounts shown in the Stock Awards column reflect the aggregate grant date fair value of stock granted to our 2016 Named Executive Officers determined in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 15 in our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal year 2016 filed on January 12, 2017. None of our named executive officers, other than Mr. Dean, received stock awards in fiscal year 2015. For a detailed explanation of the stock awards granted to our 2016 Named Executive Officers during fiscal year 2016, see the footnotes accompanying the “Fiscal Year 2016 Grants of Plan-Based Awards” table as well as the “Long-Term Incentives” discussion in the CD&A.

(4)	Amounts reported in the Option Awards column reflect the aggregate grant date fair value of the stock options determined in accordance with FASB ASC Topic 718, excluding the amount of estimated forfeitures. For a discussion of valuation assumptions, see Note 15 in our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal year 2016 filed on January 12, 2017. None of our named executive officers, other than Mr. Dean, received stock options in fiscal year 2015. For details regarding the stock options granted to our 2016 Named Executive Officers during fiscal year 2016, see the footnotes accompanying the “Fiscal Year 2016 Grants of Plan-Based Awards” table as well as the “Long-Term Incentives” discussion in the CD&A.

(5)	For fiscal year 2016, the amounts in this column reflect amounts earned by each 2016 Named Executive Officer under our AIP. For an explanation of how annual incentives were determined for fiscal year 2016, see the “Annual Incentives” section in the CD&A. Amounts earned in respect of performance achieved in fiscal year 2016 were paid in a lump sum following the end of that fiscal year. Amounts paid to Mr. Perez and Ms. Hollins were pro-rated to reflect the number of days each was employed by the Company during fiscal year 2016. For 2016, the amount reflected for Ms. Driggs includes $37,500 paid in respect of the annual incentive program she participated in during the first quarter of fiscal year 2016. Following the end of the first quarter of 2016, Ms. Driggs began participating in the AIP.

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(6)	Amounts for fiscal year 2016 consisted of (a) premiums under our group life insurance policy of $645 for each of Messrs. Dean and Tomkins and Ms. Driggs, $1,021 for Mr. Shaw, $273 for Mr. Perez, and $336 for Ms. Hollins; (b) company contributions under our 401(k) plan in the amount of $2,650 for each of Messrs. Dean, Tomkins and Shaw and Ms. Driggs, $1,827 for Mr. Perez and $1,831 Ms. Hollins; (c) auto transportation expenses of $27,382 for Mr. Shaw; (d) entertainment expenses of $4,520 for Mr. Tomkins; and (e) $185,931 in consulting fees paid by the Company to Ms. Hollins during fiscal year 2016 in respect of her role as a consultant to the Company prior to her becoming employed with the Company in March of 2016.

FISCAL YEAR 2016 GRANTS OF PLAN-BASED AWARDS

The table below provides information regarding awards made by the Compensation Committee in fiscal year 2016.

Name	Grant Date		Estimated Possible Payouts under Non-Equity Incentive Plan Awards			All Other Stock Awards Number of Shares of Stock or Units(#)(3)	All Other Option Awards: Number of Securities Underlying Options(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5)
			Threshold ($)	Target ($)	Maximum ($)
Michael D. Dean	06/13/2016	(1)				—	439,681	$6.06	$1,066,667
	06/13/2016	(1)				88,009	—	—	$533,335
	11/1/2015	(4)	$325,000	$650,000	$1,495,000
Paul Tomkins	06/13/2016	(1)				—	48,090	$6.06	$116,667
	06/13/2016	(1)				9,626	—	—	$58,334
	03/11/2016	(2)				—	45,615	$7.20	$133,333
	03/11/2016	(2)				9,259	—	—	$66,665
	11/1/2015	(4)	$130,000	$260,000	$598,000
Jorge Perez	04/11/2016	(2)				—	66,934	$7.46	$200,000
	04/11/2016	(2)				13,405	—	—	$100,001
	04/11/2016	(4)	$63,541	$127,082	$292,288
Ann R. Hollins	03/11/2016	(2)				—	51,317	$7.20	$150,000
	03/11/2016	(2)				10,417	—	—	$75,002
	03/21/2016	(4)	$52,254	$104,508	$240,368
Rhona Driggs	06/13/2016	(1)				—	45,342	$6.06	$110,000
	06/13/2016	(1)				9,076	—	—	$55,001
	02/1/2016	(4)	$57,000	$114,000	$262,200

(1)	Granted pursuant to the 2015 Plan.

(2)	Granted pursuant to the 2006 Plan.

(3)	These stock options and restricted stock units will vest ratably on each of the first three anniversaries of the grant date, in each case subject to the recipient’s continuous service with the Company on each applicable vesting date, unless subject to earlier vesting as a result of certain events as described in more detail under the section “Employment Agreements with 2016 Named Executive Officers.”

(4)	These amounts relate to the possible awards payable under the 2016 AIP as described beginning on page 26 of the CD&A at threshold, target and maximum performance levels. Actual payments of these awards were determined in January of 2017 and were paid in February of 2017 and are included in the Non-Equity Incentive Plan Compensation column of the Fiscal Year 2016 Summary Compensation Table. The amounts included for Mr. Perez and Ms. Hollins reflect a prorated target based on the number of days each was employed by the Company during fiscal year 2016. The amount included for Ms. Driggs reflects a prorated target based on the fact that she did not become eligible to participate in the 2016 AIP until the beginning of the second quarter of fiscal year 2016. Grant dates reflect the date on which the applicable 2016 Named Executive Officer began participating in the AIP. For a detailed discussion of the Company’s 2016 AIP (including the applicable performance factors and achievement levels), please see the “Annual Incentives” section of the CD&A.

(5)	Amounts shown in this column reflect the aggregate grant date fair value of stock determined in accordance with FASB ASC Topic 718.

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FISCAL YEAR 2016 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information concerning shares of our common stock subject to unexercised stock options and equity incentive plan awards held at October 30, 2016 by the 2016 Named Executive Officers:

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)	Option Exercise Price $	Option Expiration Date	Number of Shares or Units that Have Not Vested(#)		Market Value of Shares or Units of Stock that Have Not Vested($)
Michael D. Dean	100,000	(1)	—		—	9.28	6/28/2022	—		—
	60,683	(2)	121,367	(2)	—	8.33	10/19/2025	—		—
	—		439,681	(3)	—	6.06	6/13/2026	—		—
	—		—		—	—	—	26,677	(2)	170,466
	—		—		—	—	—	88,009	(3)	562,378
Rhona Driggs	5,000	(4)	—		—	6.39	4/6/2019	—		—
	5,000	(5)	—		—	10.00	7/3/2021	—		—
	10,000	(5)	—		—	12.00	7/3/2021	—		—
	—		15,000	(5)	—	14.00	7/3/2021	—		—
	—		45,342	(3)	—	6.06	6/13/2026	—		—
								9,076	(3)	57,996
Paul Tomkins	—		45,615	(6)	—	7.20	3/11/2026	—		—
	—		48,090	(3)	—	6.06	6/13/2026	—		—
	—		—		—	—	—	9,259	(6)	59,165
	—		—		—	—	—	9,626	(3)	61,510
Ann R. Hollins	—		51,317	(7)	—	7.20	3/21/2026	—		—
	—		—		—	—	—	10,417	(7)	66,565
Jorge Perez	—		66,934	(8)	—	7.46	4/11/2026	—		—
	—		—		—	—	—	13,405	(8)	85,658
Jerome Shaw	8,000	(9)	—		—	6.39	4/6/2019	—		—

(1)	These options were granted on June 29, 2015 and fully vested on October 19, 2016. When granted, these options were scheduled to vest ratably on the first day of each month for the first six months following the grant date. When Mr. Dean accepted the CEO position in October of 2015, he agreed to extend the vesting of his remaining options (at the time, 50% of the grant) to October 19, 2016.

(2)	Options and restricted stock units were granted on October 19, 2015 and vest ratably on each of the first three anniversaries of the grant date.

(3)	Options and restricted stock units were granted on June 13, 2016 and vest ratably on each of the first three anniversaries of the grant date.

(4)	These options were granted on April 7, 2009, which vested ratably on each of the first five anniversaries of the grant date.

(5)	In July 2014, we granted an aggregate of 340,000 options to purchase shares of our common stock to certain of our senior officers. These options were fully vested on the grant date, but in order for these stock options to be exercisable, the closing price for our stock must meet or exceed certain trading price targets for 10 consecutive trading days; if the stock price targets are not met on or prior to July 3, 2017, the options will not become exercisable. These options expire seven years from the grant date.

(6)	Options and restricted stock units were granted on March 11, 2016 and vest ratably on each of the first three anniversaries of the grant date.

(7)	Options and restricted stock units were granted on March 11, 2016 and vest ratably on each of the first three anniversaries of the grant date.

(8)	Options and restricted stock units were granted on April 11, 2016 and vest ratably on each of the first three anniversaries of the grant date.

(9)	These options were granted on April 7, 2009, which vested ratably on each of the first five anniversaries of the grant date. On September 12, 2016, Mr. Shaw transferred these options to a family trust for no consideration.

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FISCAL YEAR 2016 OPTION EXERCISES AND STOCK VESTED

The following table contains information about restricted stock units held by the applicable named executive officers that vested during fiscal year 2016. No options were exercised by our named executive officers in fiscal year 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Michael D. Dean	—	—	42,000	389,760
	—	—	13,339	111,114

(1)	Determined by multiplying the shares that vested during fiscal year 2016 by the closing market price of our common stock on the applicable vesting date, but excluding any tax obligations incurred in connection with such vesting.

FISCAL YEAR 2016 PENSION PLAN BENEFITS

In fiscal year 2016, our 2016 Named Executive Officers did not participate in any pension plans providing for payment or other benefits at, following or in connection with retirement. For certain payments and benefits to which our 2016 Named Executive Officers became or would become entitled upon retirement or other specified terminations of employment, please see the section “Employment Agreements with 2016 Named Executive Officers.”

FISCAL YEAR 2016 NONQUALIFIED DEFERRED COMPENSATION

In fiscal year 2016, none of our 2016 Named Executive Officers participated in any deferred compensation plans or programs. For certain payments and benefits to which our 2016 Named Executive Officers became or would become entitled upon retirement or other specified terminations of employment, please see the section “Employment Agreements with 2016 Named Executive Officers.”

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EMPLOYMENT AGREEMENTS WITH 2016 NAMED EXECUTIVE OFFICERS

Michael D. Dean

We entered into an employment agreement with Mr. Dean on October 19, 2015 in connection with his appointment to the position of President and CEO of the Company. In January 2017, Mr. Dean and the Company amended Mr. Dean’s employment agreement in order to delete from the definition of “good reason” an express triggering event (with the consequences summarized in the immediately succeeding paragraph) occasioned by the Company’s failure to provide Mr. Dean with annual long-term incentives at a target value of $1.6 million. Both the Company and Mr. Dean felt this amendment was appropriate in light of the Company’s ongoing efforts to structure its compensation programs in a way that appropriately aligns executive performance with overall compensation opportunities.

If Mr. Dean’s employment is terminated by the Company without “cause”, by him for “good reason” or in connection with the Company’s nonrenewal of the employment agreement (in each case, a “Qualifying Termination”), he will be eligible to receive severance benefits, which include (i) payment of an amount equal to two times the sum of his base salary plus target annual bonus, payable over 24 months following the termination date (or, in the case of a nonrenewal termination, one times the sum of such amounts payable over 12 months); (ii) payment of any earned but unpaid annual bonus for the year prior to the year of termination and a pro-rated annual bonus for the year of termination (based on actual achievement of applicable performance criteria but pro-rated to reflect the number of days within the performance period in which Mr. Dean was employed); (iii) reimbursement of the employer portion of COBRA costs for 18 months following the termination date; and (iv) immediate vesting of unvested equity awards, to the extent such awards would have vested within 12 months of the termination date (subject to, in the case of performance-based awards, the achievement of any performance criteria during such one year period). The employment agreement provides for equity acceleration with respect to all outstanding and unvested equity awards in the event of a Qualifying Termination in connection with a “change in control” of the Company (as defined in the 2015 Plan). In addition, upon a Qualifying Termination following a change in control, the amount described in clause (i) and (ii) above will generally be paid in a lump sum on the 60th day following the termination date.

Mr. Dean’s receipt of the severance benefits under the employment agreement is subject to his execution of a formal release of claims against us. Our obligation to pay certain severance benefits is conditioned upon Mr. Dean’s continued compliance with the non-compete and non-solicit restrictions set forth in the employment agreement for a period of 24 months (in the case of a termination without “cause” or for “good reason”), or 12 months (in the case of a nonrenewal termination or a Qualifying Termination in connection with a change in control).

Mr. Dean’s agreement also provides that in the event his total payments or benefits received in connection with a change in control or his termination would be subject to any excise tax under Section 4999 of the Internal Revenue Code, such payments will be reduced to the extent necessary such that no portion of the total payments will be subject to such excise tax, but only if the net after-tax amount of such reduced total payments is greater than or equal to the net after-tax amount of the total payments Mr. Dean would receive without such reduction.

For purposes of the employment agreement with Mr. Dean, the following terms are defined generally as set forth below:

“good reason” is defined as (i) a diminution in executive’s base salary or target annual bonus (subject to certain exceptions); (ii) a material diminution in executive’s authority, duties or responsibilities; (iii) executive’s cessation as a member of the Company’s Board (other than due to his resignation or where “cause” is found to exist); (iv) a relocation of executive’s principal place of employment by more than 50 miles; and (v) the Company’s material breach of the employment agreement.

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“cause” is defined as (i) any action or omission constituting executive’s material breach of any provision of the employment agreement or Company policies; (ii) executive’s willful failure to perform the duties assigned to him under the employment agreement after the Company has demanded that he so perform; (iii) any conduct by executive that is materially injurious to the business of the Company, or any act of fraud with respect to the business of the Company; (iv) executive’s conviction of (or plea of no contest to) any felony; (v) executive’s gross negligence or gross insubordination; (vi) executive’s commission of any violation of any antifraud provision of federal or state securities laws; or (vii) executive’s alcohol or drug abuse substantially affecting his work performance.

“change in control” is defined in the 2015 Plan.

Paul Tomkins

We entered into an employment agreement with Mr. Tomkins effective March 23, 2015. The employment agreement provides a base salary of $400,000 per annum. For fiscal year 2015, Mr. Tomkins was eligible to earn an annual bonus with a target amount of $400,000. With respect to fiscal year 2016 and thereafter, his employment agreement provided that Mr. Tomkins would be eligible to earn an annual bonus with a target amount of $250,000 and an LTI award with a target amount of $250,000 payable 50% in cash and 50% in restricted Company common stock. Following the end of fiscal year 2015, the Compensation Committee revised Mr. Tomkins’ annual bonus to reflect a target of $260,000 and a target LTI award of $375,000, consisting of 2/3 stock options and 1/3 restricted stock units. This was done in recognition of the financial and leadership initiatives that Mr. Tomkins was able to achieve during fiscal year 2015, and is consistent with our revamped executive compensation program.

If Mr. Tomkins’ employment is terminated by the Company without “cause” or by Mr. Tomkins for “good reason” (as such terms are defined in the employment agreement) Mr. Tomkins would be entitled to receive payment of, at a minimum, (i) one year of his then-current base salary, (ii) an amount equal to his target annual bonus for the year of termination; (iii) payment of any earned but unpaid annual bonus for the year of termination, pro-rated for the number of days actually worked during the applicable fiscal year; and (iv) certain costs associated with the payment of medical benefits for 12 months following the termination date. Receipt of such benefits is conditioned upon his execution of a general release. The payments described in subclause (i) and (ii) would be payable over 12 months following the termination date. In the event of a termination without cause or resignation for good reason within 90 days of a “change of control”, all unvested portions of the LTI awards granted (if any) will vest immediately. Upon termination of employment for any other reason, Mr. Tomkins is entitled under his employment agreement only to payment of his accrued but unpaid salary and any unused accrued vacation.

Mr. Tomkins will be subject to the Company’s standard non-competition and non-solicitation covenants for one year following his termination of employment, regardless of the reason for termination.

For purposes of the employment agreement with Mr. Tomkins, the following terms are defined generally as set forth below:

“good reason” is defined as (i) an aggregate reduction of 10% or more in executive’s base salary, unless such reduction is part of a general reduction applicable to substantially all senior executives of the Company; (ii) a relocation of executive’s principal work location of 50 miles or more; or (iii) a material and adverse change to, or a material reduction of, executive’s duties and responsibilities to the Company.

“cause” is defined as (i) embezzlement by the executive; (ii) executive’s misappropriation of Company funds; (iii) executive’s conviction of, or plea of guilty or nolo contendere to, any felony; (iv) executive’s commission of any act of dishonesty, deceit or fraud which causes economic harm to the Company; (v) willful breach of executive’s fiduciary duties owed to the Company; (vi) executive’s material breach of the employment

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agreement; (vii) executive’s willful failure to perform his duties; (viii) significant violation of Company policy, procedure, etc.; or (ix) engaging in activities or conduct reasonably likely to impair the reputation, operations, etc. of the business of the Company.

Jerome Shaw

On February 21, 2017, Mr. Shaw’s existing employment agreement with the Company dated May 1, 1987, as amended on January 3, 1989 (the “Employment Agreement”) was amended and restated (the “Restated Employment Agreement”). Pursuant to the Restated Employment Agreement, which will be effective as of February 27, 2017, Mr. Shaw will cease to be an executive officer of the Company, and will hold the honorary title of Founder and Executive Vice President Emeritus of the Company until the two-year anniversary of the date of the Restated Employment Agreement (the “Term”), at which point Mr. Shaw’s employment with the Company will cease. Mr. Shaw’s annual base salary will be reduced from $517,005 to $200,000. Additionally, he will be paid $1,500,000 (together with his base salary, the “Consideration”) in exchange for the elimination of a current $1,500,000 death benefit obligation contained in the Employment Agreement. The Consideration will be paid over the course of the Term in accordance with the Company’s normal payroll practices. In the event of Mr. Shaw’s death prior to the expiration of the Term, the Restated Employment Agreement provides for the remainder of his Consideration to be paid to his trust through the end of the Term.

Prior to the effectiveness of the Restated Employment Agreement, the employment term under Mr. Shaw’s Employment Agreement was scheduled to continue until the April 30 that is five years after notice is given by either the Company or Mr. Shaw to terminate his employment. The Employment Agreement also provided for service thereafter for the remainder of Mr. Shaw’s life as a consultant to the Company for annual consulting fees equal to 75% of his then current base salary for the first 10 years of the consulting period and 50% of the base salary for the remainder of the consulting period. The Employment Agreement permitted Mr. Shaw to accelerate the commencement of the consulting period if a “change in control,” as defined in the Employment Agreement, occurred or if the Company’s office where Mr. Shaw presently performed his principal services was relocated to a different geographical area.

The Employment Agreement also provided that, upon the death of Mr. Shaw, the Company would pay to his beneficiary an amount equal to three times his annual base salary at the date of death if his death occurred while employed as an executive, 2.25 times his annual base salary at the end of his employment as an executive if his death occurred during the first 10 years of the consulting period or 1.5 times his annual base salary at the end of his employment as an executive if his death occurred during the remainder of the consulting period. This amount would have been payable over three years following his death.

Under the Employment Agreement, Mr. Shaw was prohibited from engaging in any business competitive with the Company, competing with the Company for its customers or encouraging employees of the Company to leave their employment. These restrictions would have applied for the duration of the term of the Employment Agreement and for one year thereafter if Mr. Shaw’s employment was terminated by the Company for “cause,” as defined in the Employment Agreement. Mr. Shaw would not have been subject to these restrictions after a “change in control” of the Company occurred if, during his consulting period, he elected to terminate his Employment Agreement and relinquish any further payments or other benefits thereunder.

Rhona Driggs

The Company is a party to an employment agreement with Ms. Driggs, dated November 25, 2013. The agreement provides for a base salary at the annual rate of $300,000, which may be adjusted from time to time in the Company’s discretion. Effective February 1, 2016, Ms. Driggs’ annual base salary was increased to $380,000. Ms. Driggs, under the terms of her agreement, is eligible to participate in the applicable Company incentive plan, as in effect from time to time.

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The employment agreement with Ms. Driggs provides for “at will” employment, but generally requires at least 10 days’ written notice of termination by the Company without “cause” or by Ms. Driggs with or without “good reason” (as such terms are defined in the employment agreement and summarized below). Upon termination of employment by the Company without cause or by Ms. Driggs for good reason, Ms. Driggs will be entitled to, subject to the execution of a release of claims against the Company and, if requested, an exit interview as the Company may designate, (1) continued payment of base salary and continued medical benefits for 12 months, (2) any earned incentive payment, based on pre-established target amounts for such year, prorated to account for days worked during the year of termination, and (3) costs associated with providing medical coverage for 12 months following the termination date.

The employment agreement contains non-competition and non-solicitation covenants that apply during employment and for one year following termination of employment.

For purposes of employment agreements for Ms. Driggs, the following terms are defined generally as set forth below:

“cause” means generally: (a) embezzlement by executive; (b) misappropriation by executive of funds of the Company; (c) executive’s conviction of, plea of guilty to or plea of nolo contendere to a felony; (d) executive’s commission of any act of dishonesty, deceit, or fraud which causes material economic harm to the Company; (e) a willful failure by executive of a fiduciary duty owed to the Company; (f) a material breach by executive of any provision of the employment agreement; (g) a willful failure by executive to substantially perform executive’s duties; (h) a significant violation by executive of any rule, policy or procedure of the Company, or any contractual, statutory or common law duties owed to the Company; or (i) engaging in activities or conduct reasonably likely to impair the reputation, operations, prospects or business relations of the Company.

“good reason” means generally the occurrence of any of the following events which continues uncured for a period of not less thirty (30) days following written notice given by executive to the Company within ninety (90) days following the occurrence of such event, unless executive specifically agrees in writing that such event shall not be good reason: (a) an aggregate reduction of ten percent (10%) or more in executive’s base salary in one calendar year, unless such reduction is part of a general reduction applicable to all or substantially all senior executives of the Company; (b) a change of fifty (50) miles or more in the geographic location in which executive works; or (c) a material and adverse change to, or a material reduction of, executive’s duties and responsibilities to the Company.

Jorge Perez

We entered into an employment agreement with Mr. Perez effective April 11, 2016. The employment agreement provides a base salary of $380,000 per annum. Mr. Perez is also eligible to participate in our AIP, with a target annual bonus equal to 60% of his annual base salary. On April 11, 2016, Mr. Perez received an initial grant of equity awards consisting of 2/3 stock options and 1/3 restricted stock units with a grant date fair value of $300,000, vesting ratably on each of the first three anniversaries of the grant date. We provided Mr. Perez with a $50,000 relocation payment in order to facilitate his relocation to Orange, California. Mr. Perez will be obligated to repay the after-tax portion of this amount in the event he (i) resigns without “good reason” or is terminated for “cause” (as such terms are defined in the employment agreement) prior to April 11, 2018, or (ii) fails to relocate prior to September 30, 2017.

If Mr. Perez’s employment is terminated by the Company without cause or by Mr. Perez for good reason Mr. Perez would be entitled to receive payment of (i) one year of his then-current base salary, payable in 12 monthly installments (ii) a pro-rated portion of his annual incentive award payable in respect of the year of termination, based on actual performance; (iii) payment of any earned but unpaid annual bonus for the year prior to the year of termination; and (iv) certain costs associated with the payment of medical benefits for 12 months following the termination date.

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EXECUTIVE COMPENSATION

Mr. Perez’s receipt of the severance benefits described above is subject to his execution of a valid release of claims and is conditioned on his compliance with the non-competition and non-solicitation covenants contained in his employment agreement for one year following his termination of employment.

For purposes of the employment agreement with Mr. Perez, the following terms are defined generally as set forth below:

“good reason” is defined as (i) an aggregate reduction of 10% or more in executive’s base salary, unless such reduction is part of a general reduction applicable to substantially all senior executives of the Company; (ii) a relocation of executive’s principal work location of 50 miles or more (following his relocation to our office in Orange, California); (iii) a material and adverse change to, or a material reduction of, executive’s duties and responsibilities to the Company; or (iv) the Company’s material breach of the employment agreement.

“cause” is defined as (i) embezzlement by the executive; (ii) executive’s conviction of, or plea of guilty or nolo contendere to, any felony; (iii) executive’s commission of any act of dishonesty, deceit or fraud which causes economic harm to the Company; (iv) willful breach of executive’s fiduciary duties owed to the Company; (v) executive’s material breach of the employment agreement; (vi) executive’s willful failure to perform his duties; (vii) the executive’s material violation of Company policy, procedure, etc.; or (viii) engaging in activities or conduct reasonably likely to impair the reputation, operations, etc. of the business of the Company.

Ann R. Hollins

We entered into an employment agreement with Ms. Hollins effective March 21, 2016. Other than with respect to economic terms, the terms of Ms. Hollins’ employment agreement are substantially similar to those of Mr. Perez’s employment agreement. Ms. Hollins receives a base salary of $340,000 per annum, with a target annual bonus equal to 50% of her annual base salary. On March 11, 2016, Ms. Hollins received an initial grant of equity awards consisting of 2/3 stock options and 1/3 restricted stock units with a grant date fair value of $225,000, vesting ratably on each of the first three anniversaries of the grant date. If Ms. Hollins’ employment is terminated by the Company without cause or by Ms. Hollins for good reason, Ms. Hollins would be entitled to receive the same severance benefits described for Mr. Perez, based on her own annual base salary and target annual bonus.

43    |    Volt Information Sciences, Inc. 2017 Proxy Statement

EXECUTIVE COMPENSATION

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL AS OF OCTOBER 30, 2016

The chart below quantifies the payments and benefits to which our 2016 Named Executive Officers would have been entitled to upon termination of employment or in connection with a change in control had either event occurred on October 30, 2016.

Name	Termination without Cause or for Good Reason ($)	Death or Disability ($)	Termination without Cause or for Good Reason in Connection with a Change in Control ($)(1)
Michael D. Dean
Cash Severance(2)	3,007,160	407,160	3,007,160
Health Benefits	25,651	—	25,651
Stock Options(3)	47,705	—	145,095
Restricted Stock Units(4)	272,693	—	732,843
Total	3,353,209	407,160	3,910,749
Paul Tomkins
Cash Severance(2)	817,950	157,950	817,950
Health Benefits	17,101	—	17,101
Stock Options(3)	—	—	15,870
Restricted Stock Units(4)	—	—	120,675
Total	835,051	157,950	971,596
Rhona Driggs
Cash Severance(2)	474,208	111,958	474,208
Health Benefits	17,101	—	17,101
Stock Options(3)	—	—	14,963
Restricted Stock Units(4)	—	—	57,996
Total	491,309	111,958	564,268
Jerome Shaw
Fees from Consulting Arrangement(5)	3,877,538	—	3,877,538
Cash Severance(2)	—	1,551,015	—
Total	3,877,538	1,551,015	3,877,538
Jorge Perez
Cash Severance(2)	462,553	82,553	462,553
Health Benefits	17,101	—	17,101
Stock Options(3)	—	—	—
Restricted Stock Units(4)	—	—	85,658
Total	479,654	82,553	565,312
Ann R. Hollins
Cash Severance(2)	295,073	70,073	295,073
Health Benefits	17,101	—	—
Stock Options(3)	—	—	—
Restricted Stock Units(4)	—	—	66,564
Total	312,174	70,073	361,637

(1)	Assumes a change in control occurred on October 30, 2016 and that the applicable termination event occurs as of the same date.

(2)	For a description of how each executive’s cash severance amount would be calculated, please see the “Employment Agreements with 2016 Named Executive Officers” section in the CD&A. If Mr. Dean’s employment was terminated as result of the Company’s non-renewal of his employment agreement, he would instead be entitled to receive $1,300,000, representing 1x the sum of (i) his annual salary and (ii) his target annual bonus, as well as the earned but unpaid portion of his annual incentive award earned in respect of fiscal year 2016.

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EXECUTIVE COMPENSATION

(3)	Represents the intrinsic value of the acceleration of vesting of any stock options that vest upon the event. Intrinsic value is the difference between the exercise price of the stock option and the closing price of our common stock on the date the triggering event occurred, which was $6.39 on October 28, 2016. We used the closing price of our common stock on this date due to the fact that the 2016 fiscal year fell on a Sunday. In accordance with SEC guidelines, no amount is shown for any stock option the intrinsic value of which is $0 or less.

(4)	The acceleration value of restricted stock units is calculated as the closing price of our common stock on October 28, 2016, which was $6.39 multiplied by the number of shares being accelerated.

(5)	Upon any termination of employment (other than death), Mr. Shaw was eligible to be paid consulting fees in respect of his lifetime consulting role at an amount equal to (i) 75% of his then-base salary for the first 10 years of the consulting period and (ii) 50% of his then-base salary for the remainder of the consulting period. The amount included in the table above assumes a 10-year consulting period. On February 21, 2017, Mr. Shaw’s employment agreement with the Company was amended and restated and, as a result, the consulting and related separation benefits summarized above were eliminated. See “Employment Agreements with 2016 Named Executive Officers—Jerome Shaw.”

Payments Resulting Automatically in Connection with a Change in Control as of October 30, 2016

Had a change in control (as such term is defined his employment agreement) occurred on October 30, 2016, Mr. Shaw would have had the option of triggering the consulting period, entitling him to receive the payments described in footnote (5) above. As noted in footnote (5) above, on February 21, 2017, Mr. Shaw’s employment agreement with the Company was amended and restated and, as a result, the consulting and related separation benefits summarized in such footnote (5) were eliminated. See “Employment Agreements with 2016 Named Executive Officers—Jerome Shaw.”

No other 2016 Named Executive Officer would receive any payment, vesting or other benefit solely as a result of a change in control.

2016 Director Compensation

The following table presents the total compensation for each person who served as a non-employee member of the Board (a “Non-Executive Director”) for the fiscal year ended October 30, 2016. Each director of the Company who was not an officer or employee of the Company was entitled to receive a director’s fee at an annual rate of $60,000, and was reimbursed for reasonable out-of-pocket expenses related to his or her services. The Chairman of the Board receives an additional $60,000 per annum. The Chair of the Audit Committee, the Compensation Committee and the Nominating/Governance Committee each receive an additional $20,000, $15,000 and $10,000, respectively, per annum. In addition, any Non-Executive Director who also serves as a member of any committee (in a role other than Chair) receives an additional payment of $5,000, provided that each Non-Executive Director is only eligible to receive one $5,000 payment per year. Additionally, each Non-Executive Director is entitled to receive an annual grant of Company restricted shares or restricted stock units, with a grant date value equal to $75,000. As reflected in the table below, during his service as a director of the Company, Mr. Rudolf declined to accept certain fee disbursements and the annual grant of Company restricted shares or restricted stock units to which he otherwise would have been entitled. Our share ownership guidelines require that the non-employee directors each hold shares of Company common stock (including shares underlying any vested and unvested options) with a value equal to at least $300,000.

Beginning with amounts earned by members of our Board in respect of fiscal year 2017, members of our Board will have the option of deferring certain portions of his or her compensation pursuant to our DCP described in the CD&A. Non-Executive Directors were not eligible to defer any compensation in respect of compensation earned for fiscal year 2016.

Mr. Dean was not paid any compensation for his service as a member of the Board during fiscal year 2016.

45    |    Volt Information Sciences, Inc. 2017 Proxy Statement

EXECUTIVE COMPENSATION

FISCAL YEAR 2016 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or paid in cash ($)	Stock Awards ($)(1)	Total ($)
James E. Boone	64,000	75,000	139,000
Nicholas S. Cyprus	85,000	75,000	160,000
Bruce G. Goodman	75,000	75,000	150,000
Dana Messina	125,000	75,000	200,000
John C. Rudolf	32,500	—	32,500
Laurie Siegel	80,000	75,000	155,000
Theresa A. Havell(2)	39,181	—	39,181

(1)	On June 13, 2016, the Board awarded each of the non-employee directors, other than Mr. Rudolf, 12,376 restricted stock units under the 2015 Plan. As noted above, during his service as a director of the Company, Mr. Rudolf declined to accept certain grants of Company restricted stock units to which he would have otherwise been entitled. The restricted stock units vested and settled into shares of our common stock on a one-for-one basis on the grant date. Amounts shown in the Stock Awards column reflect the aggregate grant date fair value of these awards determined in accordance with FASB ASC Topic 718.

(2)	Ms. Havell ceased to be a member of the Board as of June 9, 2016.

46    |    Volt Information Sciences, Inc. 2017 Proxy Statement

EXECUTIVE COMPENSATION

ITEM 4.    ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON

NAMED EXECUTIVE OFFICER COMPENSATION (“SAY WHEN ON PAY”)

This year, we also are asking shareholders to vote on an advisory (non-binding) basis on the following resolution at the 2017 Annual Meeting:

RESOLVED, that the Company’s shareholders recommend, on an advisory basis, that, after the 2017 Annual Meeting of Shareholders, the Company conduct any required shareholder advisory vote on named executive officer compensation every year, every two years, or every three years in accordance with such frequency receiving the greatest number of votes cast for this resolution.

This non-binding advisory vote, commonly known as a “Say When on Pay” vote, gives shareholders the opportunity to express their views about how frequently (but at least once every three years) we should conduct a Say-on-Pay vote. At the 2014 annual meeting, our shareholders approved holding a Say-on-Pay vote biennially. During fiscal year 2015, the Board approved a change from holding Say-on-Pay advisory votes biennially to holding such votes annually. You may vote for Say-on-Pay votes to be held “EVERY YEAR,” “EVERY TWO YEARS” OR “EVERY THREE YEARS” in response to the resolution or you may abstain from voting on the resolution.

Though we currently hold our Say-on-Pay votes every year, there are valid arguments regarding the relative benefits of both annual and less frequent Say-on-Pay votes. After considering input from shareholders, the preference evident from voting results at other companies similar in size to ours, and practical commentary that has become widely available with respect to the Say When on Pay vote since its implementation, the Board is recommending that the Say-on-Pay vote continue to be held on an annual basis.

For these reasons, the Board unanimously recommends that shareholders vote for the Company to conduct any required shareholder advisory vote on named executive officer compensation every year.

The results of the Say When on Pay vote will be advisory and will not be binding upon the Company or our Board. However, we will take into account the outcome of the Say When on Pay vote when determining how frequently the Company will conduct future Say-on-Pay votes and will disclose our frequency decision as required by the Securities and Exchange Commission. Unless and until the Board determines otherwise, the next Say When on Pay vote will occur at the 2023 Annual Meeting, since this vote is required to be held every six years.

47    |    Volt Information Sciences, Inc. 2017 Proxy Statement

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

AND DIRECTOR INDEPENDENCE

Review of Transactions with Related Persons

The Board has adopted a written policy regarding the review and approval of transactions involving certain persons that SEC regulations require to be disclosed in proxy statements, which are commonly referred to as “related person transactions.” A “related person” is defined under the applicable SEC regulation and includes our directors, executive officers, nominees for director and beneficial owners of 5% or more of our common stock. Under the written policy, the Audit Committee is responsible for reviewing and approving any related person transactions, and will consider factors it deems appropriate including:

•	whether the transaction is on terms no more favorable than terms generally available to an unrelated third party under the same or similar circumstances;

•	the benefits to the Company; and

•	the extent of the related person’s interest in the transaction.

There are no material interests, direct or indirect, of any other director nominee or any of the current directors, executive officers, or any shareholder who beneficially owns, directly or indirectly, more than 5% of the outstanding common shares, or immediate family members of such persons, in any transaction since October 30, 2016, or in any proposed transaction in which the amount involved exceeded $120,000.

From time to time we have employed, and will continue to employ, relatives of executive officers, as well as relatives of other full-time employees. We believe that we have always employed, and will continue to employ, those individuals on the same terms that we employ unrelated individuals and for compensation that is less than the amount specified in Item 404 of Regulation S-K.

Director Independence; Executive Sessions of the Board

The Board has determined that directors Dana Messina, Michael D. Dean, Bruce G. Goodman, James E. Boone, Nicholas S. Cyprus and Laurie Siegel meet (and former director John C. Rudolf met) the current independence requirements under the applicable rules of the SEC and listing standards of the NYSE:MKT. The Board made these determinations based primarily upon a review of the responses of directors and director nominees to questions in a director and officer questionnaire regarding employment and compensation history, affiliations and family and other relationships and on discussions with them. The Board determined that there were no material relationships between any of such persons and the Company that could interfere with their exercise of independent judgment and that each meets the current independence requirements applicable to independent directors under the applicable listing standards of the NYSE:MKT to serve on the Board.

The non-management directors have held executive sessions. In accordance with the listing standards of the NYSE:MKT, these sessions are intended to promote open discussion among non-management directors.

48    |    Volt Information Sciences, Inc. 2017 Proxy Statement

PRINCIPAL ACCOUNTING FEES AND SERVICES

Our Audit Committee appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal years ended October 30, 2016, November 1, 2015, and November 2, 2014. Representatives of Ernst & Young LLP are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions. We incurred the following fees, which do not include statutory audit fees for fiscal year 2016 which will be incurred at a future date, to Ernst & Young LLP for fiscal years 2016, 2015 and 2014 (in thousands):

	Fiscal Year 2016	Fiscal Year 2015	Fiscal Year 2014
Audit Fees	$2,552	$3,355	$3,830
Audit-Related Fees	—	14	—
Tax Fees	—	—	5
All Other Fees	—	—	18
Total	$2,552	$3,369	$3,853

Audit fees are for professional services rendered for the audit of the annual financial statements and the review of interim financial statements included in Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements.

Audit-related fees are for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”

Tax fees include fees for services provided in connection with tax compliance, planning and reporting. All other fees represent fees for products and services other than the services described above.

The Audit Committee has considered whether the provision of the non-audit services described above is compatible with maintaining Ernst & Young LLP’s independence and has determined that such services are compatible with maintaining Ernst & Young LLP’s independence.

Pre-Approval Policy

Pursuant to the Audit Committee’s pre-approval policy, the Audit Committee is responsible for pre-approving all audit and permitted non-audit services to be performed for us by our independent auditors. The Audit Committee may delegate pre-approval authority to one or more of its members, and such member or members must report all pre-approval decisions to the Audit Committee at its next scheduled meeting. All audit and non-audit services for fiscal years 2016, 2015 and 2014 were pre-approved by the Audit Committee.

49    |    Volt Information Sciences, Inc. 2017 Proxy Statement

PRINCIPAL ACCOUNTING FEES AND SERVICES

Equity Compensation Plan Information

The following table sets forth information as of October 30, 2016 regarding shares of the common stock to be issued upon exercise and the weighted-average exercise price of all outstanding options, warrants and rights granted under the Company’s equity compensation plans, as well as the number of shares available for issuance under such plans. No equity compensation plans have been adopted without the approval of the Company’s shareholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A)) (c)
Equity compensation plans approved by security holders
1995 Non-Qualified Stock Option Plan	—	—	—
2006 Incentive Stock Plan	986,410(1)	8.97	—
2015 Equity Incentive Compensation Plan	1,164,358(2)	6.48	1,449,248
Equity compensation plans not approved by security holders	—	—	—

(1)	Includes 43,781 restricted stock units.

(2)	Includes 185,952 restricted stock units.

50    |    Volt Information Sciences, Inc. 2017 Proxy Statement

PRINCIPAL ACCOUNTING FEES AND SERVICES

ITEM 5.    OTHER MATTERS

The Board knows of no other matters that may properly be brought before the Meeting. However, if other matters should properly come before the Meeting, it is the intention of those named in the solicited proxy to vote such proxy in accordance with their best judgment.

By Order of the Board of Directors.

Michael D. Dean

President, Chief Executive Officer and Director

New York, New York

February 24, 2017

51    |    Volt Information Sciences, Inc. 2017 Proxy Statement

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

E19558-TBD

For

All

Withhold

All

For All

Except

For Against Abstain

To withhold authority to vote for any individual

nominee(s), mark “For All Except” and write the

number(s) of the nominee(s) on the line below.

V.1.1

VOLT INFORMATION SCIENCES, INC.

1133 AVENUE OF THE AMERICAS

15TH FLOOR

NEW YORK, NY 10036

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the

Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until

11:59 p.m. Eastern Time the day before the cut-off date or meeting date.

Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,

51 Mercedes Way, Edgewood, NY 11717.

VOLT INFORMATION SCIENCES, INC.

2. Vote to ratify the appointment of Ernst & Young LLP as our independent Registered Public Accounting Firm for 2017.

3. Vote to approve, on a non-binding, advisory basis, the Company’s executive compensation.

4. Vote to recommend, on a non binding, advisory basis, the frequency (every 1 year, every 2 years or every 3 years) with which the Company should conduct future shareholder advisory votes on the compensation of the Company’s named executive officers.

NOTE: This proxy, when properly executed, will be voted in the manner directed herein.

Unless you withhold authority to vote for all or any one or more of the nominees in accordance with the instructions on this proxy, your signed proxy will be voted FOR the election of each of the seven director nominees listed on this proxy card and described in the accompanying proxy statement.

A plurality of votes cast at the Annual Meeting of Shareholders in person or by proxy is required for the election of each such nominee to serve as a director. A vote FOR a nominee or an abstention with respect to such nominee will be taken into account as a vote in favor of such nominee in determining whether the nominee has achieved a plurality of the votes cast at the Annual Meeting of Shareholders, while withholding authority with respect to any nominee will not be treated as a vote in favor of such nominee.

In addition, unless you specify otherwise by voting AGAINST or ABSTAIN with respect to Proposal 2 and/or Proposal 3 or voting 2 YEARS, 3 YEARS or

ABSTAIN with respect to Proposal 4 (or if you make no specification), your signed proxy will be voted FOR Proposals 2 and 3 and voted for 1 YEAR in

Proposal 4 listed on this proxy card and described in the accompanying proxy statement. The affirmative vote of a majority of votes cast at the meeting in person or by proxy is required to approve each of Proposals 2, 3 and 4 listed on this proxy card and described in the accompanying proxy statement.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

01) Arnold Ursaner

02) Nicholas S. Cyprus

03) Michael D. Dean

04) Dana Messina

05) William J. Grubbs

06) Laurie Siegel

07) Bruce G. Goodman

1. Election of Directors

Nominees:

The Board of Directors recommends you vote FOR the

following:

The Board of Directors recommends you vote FOR the following proposals:

The Board of Directors recommends you vote 1 year on the following proposal:

1 Year 2 Years 3 Years Abstain

E19559-TBD

V.1.1

Volt Information Sciences, Inc.

Proxy Card Solicited on Behalf of the Board of Directors

The undersigned appoints Michael D. Dean and Paul Tomkins, and each of them, proxies with full power of substitution, to vote the shares of stock of Volt Information Sciences, Inc. (the “Company”), which the undersigned is entitled to vote, at the Annual

Meeting of Shareholders of the Company to be held at 2401 N. Glassell Street, Orange, CA 92865 on Thursday, June 8, 2017,

at 10:00 a.m. (PDT), and any adjournment thereof.

Volt Information Sciences’ employees. If you are a current or former employee of the Company, this card also provides voting instructions for shares held in the Volt Information Sciences, Inc. Savings Plan. If you are a participant and have shares of common stock of the Company allocated to your account under the Plan, you have the right to direct Charles Schwab Bank,

the Trustee of the Plan (the “Trustee”), to vote the shares held in your account. The Trustee will vote allocated shares for which no direction is received and unallocated shares, if any (together “Undirected Shares”), in the same proportion as the shares for which direction is received, subject to the Plan documents. The tabulator must receive your instructions by 4:00 p.m. (EDT) on

Tuesday, June 6, 2017 in order to communicate your instructions to the Trustee, who will then vote all the shares of common stock of the Company which are credited to the undersigned’s account as of April 10, 2017. Under the Plan, you are a “named fiduciary” for the purpose of voting shares in your account and your proportionate share of the Undirected Shares. This means that you have ultimate authority to control the manner in which the shares are voted. By submitting voting instructions by telephone,

Internet, or by signing and returning this voting instruction card, you direct the Trustee to vote these shares, in person or by proxy,

as designated herein, at the Annual Meeting of Shareholders.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

ADMISSION TICKET

Volt Information Sciences, Inc.

2017 Annual Meeting of Shareholders

Thursday, June 8, 2017

If you wish to attend the Annual Meeting of Shareholders in person,please present this admission ticket and a valid picture identification at the door for admission. Cameras, large bags, briefcases,

packages, recording equipment and other electronic devices will not be permitted at the Annual

Meeting.

Continued and to be signed on reverse side